Exhibit 10.6

[Published CUSIP Number:                     ]
CREDIT AGREEMENT
Dated as of November 21, 2006
among
RIATA ENERGY, INC.
(d/b/a SandRidge Energy, Inc.)
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

2.01	Commitments and Applicable Percentages
5.03	Governmental Authorizations
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments and Loan Parties
5.22	Sale of Production
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS
Form of

A	Committed Loan Notice
B	Swing Line Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Opinion of Counsel to the Loan Parties
H	Pledge and Security Agreement
I	Mortgages

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of November 21, 2006 among RIATA ENERGY, INC., a Texas corporation (d/b/a SandRidge Energy, Inc.) (the “Borrower”), each LENDER from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
     Capitalized terms used but not defined in these Preliminary Statements shall have respective meanings set forth for such terms in Section 1.01 hereof.
     Pursuant to the Purchase and Sale Agreement dated November 21, 2006 (the “Acquisition Agreement”) by and among SandRidge Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (“Buyer”), American Real Estate Partners, L.P., a Delaware limited partnership, American Real Estate Holdings Limited Partnership, a Delaware limited partnership, AREP Oil & Gas Holdings LLC, a Delaware limited liability company, AREP O & G Holdings LLC, a Delaware limited liability company (collectively, the “Seller”) and NEG Oil & Gas LLC, a Delaware limited liability company (the “Target”) , Buyer has agreed to acquire (the “Acquisition”) all of the membership interests of Target for not more than $1,269.0 million in cash, plus additional consideration in the form of common equity of the Borrower.
     The Borrower intends to finance the Acquisition, the costs and expenses related to the Transaction, the repayment of certain existing indebtedness of the Borrower and the Target and the Borrower’s and its Subsidiaries’ ongoing working capital and other general corporate purposes after consummation of the Acquisition from the following sources: (a) at least $500.0 million in cash proceeds to be received from the issuance and sale of convertible preferred equity (the “Preferred Stock”), (b) at least $244.0 million of common equity of the Target currently held by the Seller to be rolled over (directly or indirectly) into common equity of the Borrower, (c) the revolving senior secured credit facility provided under this Agreement, of which not more than $150.0 million may be drawn on the Closing Date of the Transaction, and (d) up to $850.0 million of senior unsecured loans under a bridge facility (the “Bridge Facility”) made available to the Borrower as interim financing.
     The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” has the meaning specified in the Preliminary Statements.

     “Acquisition Agreement” has the meaning specified in the Preliminary Statements.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, at any date, the applicable percentage per annum, set forth below, based upon the Borrowing Base Utilization Ratio at such date:

		Applicable Rate
			Eurodollar
			Rate +
	Borrowing Base	Base Rate	Letters of	Commitment
Level	Utilization Ratio	+	Credit	Fee
1	≥ 90%	1.000%	2.000%	0.375%
2	≥ 75% and < 90%	0.750%	1.750%	0.375%
3	≥ 50% and < 75%	0.500%	1.500%	0.250%
4	< 50%	0.250%	1.250%	0.250%

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager in respect of this Agreement.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributed Value” means, with respect to any Engineered Oil and Gas Property, the portion of the Borrowing Base attributed by the Administrative Agent to such Engineered Oil and Gas Property for purposes of the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Engineered Oil and Gas Property.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Available Borrowing Base” means, at any time of determination, the remainder of (a) the lesser of the Borrowing Base or the Aggregate Commitments, minus (b) the Total Outstandings.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Existing Credit Agreement” means that certain First Amended and Restated Master Credit Agreement dated as of January 12, 2006, among the Borrower (under its former name of Riata Energy, Inc.), Bank of America, N.A. and certain subsidiaries of Borrower from time to time party thereto as guarantors,
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
     “Borrowing Base” means, on any date, either the amount provided for in Section 2.05(a) or the amount determined in accordance with the provisions of Section 2.05(b); provided, however, that in no event shall the Borrowing Base ever exceed the Aggregate Commitments.
     “Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Total Outstandings on such date exceeds the Borrowing Base in effect on such date.
     “Borrowing Base Utilization Ratio” means at any time the ratio (expressed as a percentage) determined by taking the Total Outstandings and dividing by the Borrowing Base.
     “Bridge Facility” has the meaning specified in the Preliminary Statements.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Cash Collateralize” has the meaning specified in Section 2.03(g).
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
     (d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
     “Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $500,000.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:

     (a) at any time prior to the creation of a Public Market, the Ward/Mitchell Group shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Borrower representing more than 30% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that the Ward/Mitchell Group has the right to acquire pursuant to any option right (as defined in clause (b) below)); or
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Ward/Mitchell Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than a Control Percentage of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); for this purpose, “Control Percentage” means (i) prior to the creation of the Public Market, the percentage of which the Ward/Mitchell Group is the beneficial owner (determined as provided above) and (ii) at any time after the creation of a Public Market, the greater of 30% and the percentage in (i); or
     (c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “Citi L/Cs” means letters of credit outstanding under the Target Existing Credit Agreements.
     “Citi Payoff Documents” means documents executed and delivered in connection with the termination of the Target Existing Credit Agreements which shall be satisfactory in form and substance to the Administrative Agent.

     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to the Security Agreement or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Commitment Letter” means the letter agreement so denominated dated November 20, 2006 among the Borrower, the Administrative Agent, the Arranger and the other parties thereto.
     “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

     “Consolidated Current Assets” means, for any period, the aggregate amount of all assets of Borrower and its Consolidated Subsidiaries which would be properly classified as current assets in accordance with GAAP plus any Available Borrowing Base, but excluding any unrealized assets resulting from compliance with the Financial Accounting Standards Board’s Statement 133 concerning mark-to-market requirements on hedging transactions.
     “Consolidated Current Liabilities” means, for any period, the aggregate amount of all liabilities of Borrower and its Consolidated Subsidiaries which would be properly classified as current liabilities in accordance with GAAP, but excluding current maturities under this Agreement, all amounts outstanding pursuant to the Bridge Facility and any unrealized liabilities resulting from compliance with the Financial Accounting Standards Board’s Statement 133 concerning mark-to-market requirements on hedging transactions.
     “Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) Consolidated Current Assets as of such date to (b) Consolidated Current Liabilities as of such date.
     “Consolidated EBITDAX” means for any period, the Consolidated Net Income of Borrower for such period; plus each of the following (without duplication) determined for Borrower and its Consolidated Subsidiaries on a Consolidated basis for such period: (a) any provision for (or less any benefit from) income or franchise taxes included in determining Consolidated Net Income; (b) any interest expense deducted in determining Consolidated Net Income; (c) any depreciation, depletion, amortization or exploration expense deducted in determining Consolidated Net Income; (d) any non-cash loss on change in fair value of derivative instruments deducted in determining Consolidated Net Income; and (e) any other non-cash charge, expense or loss deducted in determining Consolidated Net Income; and minus each of the following (without duplication) determined for Borrower and its Consolidated Subsidiaries on a Consolidated basis for such period, to the extent included in determining such Consolidated Net Income for such period: (a) any non-cash gain on change in fair value of derivative instruments; (b) any interest income included in determining Consolidated Net Income and (c) any other non-cash income or gains; provided however, that in determining Consolidated Net Income for the purposes of this definition for any period in which Borrower or any of its Consolidated Subsidiaries has acquired or acquires additional Consolidated Subsidiaries (whether by purchase, merger or otherwise) or has acquired or disposed of or acquires or disposes of producing Oil and Gas Properties, (1) the Consolidated Net Income of such acquired Consolidated Subsidiaries shall be included in such calculation on a pro forma basis as if they had been owned by Borrower and its Consolidated Subsidiaries throughout such period, (2) the revenues attributable to the oil and gas production from such acquired Oil and Gas Properties during such period, less the direct operating expenses and severance and ad valorem taxes incurred with respect to such properties during such period, shall be included in such calculation on a pro forma basis as if they had been owned by Borrower and its Consolidated Subsidiaries throughout such period, and (3) the revenues attributable to the oil and gas production from producing Oil and Gas Properties disposed of during such period, less the direct operating expenses and severance and ad valorem taxes incurred with respect to such properties during such period, shall be deducted in such calculation on a pro forma basis as if they had not been owned by Borrower and its Consolidated Subsidiaries throughout such period. Pro forma adjustments made in connection with Subsidiaries or Oil and Gas Properties acquired or disposed of shall be consistent with Article 11 of Regulation S-X and certified by the Borrower’s chief financial officer.
     “Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Charges for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Borrower and its Consolidated Subsidiaries (except payments made by the Borrower or any Consolidated Subsidiary to the Borrower or any Consolidated Subsidiary), and (c) the aggregate amount of principal payments (except scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the Borrower and its Consolidated Subsidiaries (other than the Loans), but in the case of any principal payment other than scheduled principal payments, only to the extent that such payment reduced any scheduled principal payments that would have become due within one year after the date of such payment.
     “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDAX for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Fixed Charges for such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Consolidated Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Consolidated Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Consolidated Subsidiary.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Consolidated Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding amortization of debt discount and expense in connection with the Transaction), (b) to the extent not reflected in (a), plus the net amount payable under Swap Contracts in respect of interest rates (or minus the net amount receivable under Swap Contracts in respect of interest rates) plus (c) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDAX for the period of the four fiscal quarters most recently ended.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP, provided that the following shall be excluded in calculating Consolidated Net Income and Consolidated EBITDAX: (i) any extraordinary items of gain or loss, (ii) any gain or loss from the sale of assets other than in the ordinary course of business, (iii) any non-cash income, gains, losses or charges resulting from the requirements of SFAS 133 or 143 and (iv) any professional fees related to the Transaction.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Determination Date” has the meaning specified in Section 2.05(b).
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The issuance of Equity Interests by any Subsidiary to any Person other than the Borrower or a wholly-owned Subsidiary shall be deemed a Disposition by the Borrower of its direct or indirect Equity Interest in such Subsidiary to the extent of the resulting dilution.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Election Notice” has the meaning specified in Section 2.05(c).
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Engineered Oil and Gas Property” means any Oil and Gas Property listed in the Initial Engineering Report or any subsequent Engineering Report.
     “Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.01. To the extent that two or more engineering firms prepare reports as of the same date for portions of the properties required to be reported on, such reports will collectively constitute a single “Engineering Report” for the purposes hereof.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Equity Issuance” means the issuance of the Preferred Stock.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such

Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Personal Property” has the meaning specified in the Security Agreement.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreements” mean collectively the Borrower Existing Credit Agreement and the Target Existing Credit Agreements.
     “Existing Letters of Credit” means the letter of credit number 3085220 in the amount of $2,990,000.00 issued on November 7, 2006 for the benefit of Indemnity Insurance Company of North America and expiring on October 31, 2007.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement so denominated dated November 20, 2006 among the Borrower, the Administrative Agent, the Arranger and the other parties thereto.

     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 10.06(h).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, (i) NEG Oil & Gas LLC, ROC Gas Company, National Onshore LP, National Offshore LP, NEG Operating LLC, Lariat Compression Company, Alsate Management and Investment Company, Integra Energy, L.L.C., Petrosource Energy Company, L.P., Petrosource Production Company, L.P. and SandRidge Holdings, Inc. and (ii) each Person which becomes a Guarantor after the Closing Date pursuant to Section 6.12.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly include Oil and Gas Hedge Transactions.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the insitu combustion of coal or lignite.
     “Immaterial Title Deficiencies” means, with respect to specified Proved Reserves, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages, inaccuracies of representations and warranties in Sections 5.21 and 5.22 that are qualified by reference to this term, and other Liens, defects, discrepancies and similar matters, including without limitation rights of participants in the Well Participation Program or any similar predecessor or successor program, which do not, in the aggregate, reduce the Attributed Value of all Proved Reserves of the Borrower by more than four percent (4%) of Attributed Value of all such Proved Reserves.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) capital leases and Synthetic Lease Obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (other than the Preferred Stock), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Engineering Report” means the engineering report concerning Oil and Gas Properties of Loan Parties dated as of June 30, 2006 prepared by Netherland, Sewell & Associates and DeGolyer & MacNaughton.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest

Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to such Letter of Credit.
     “Lariat” means Lariat Services, Inc., a Texas corporation and a wholly-owned Subsidiary of the Borrower.

     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lead Arranger” means Banc of America Securities LLC.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lender Counterparty” means any counterparty under a Swap Contract that was a Lender (or an Affiliate of a Lender) at the time such Swap Contract was entered into.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer. In the event of any inconsistency between the provisions of any Letter of Credit Application and the provisions of this Agreement, the provisions of this Agreement shall prevail.

     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Guaranty and the Collateral Documents.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of (i) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Maturity Date” means November 21, 2011; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” has the meaning specified in Section 4.01(a)(iv).
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith and (D) the Swap Termination Value, if any, associated with such transaction; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or any Swap Contract with a Lender Counterparty, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Oil and Gas Business” means the business of acquiring, exploring, or developing and operating Oil and Gas Properties and the production, marketing, processing and transporting of Hydrocarbons therefrom.
     “Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.
     “Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Encumbrances” has the meaning specified in the Mortgages.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.

     “Pledged Equity” has the meaning specified in the Security Agreement.
     “Preferred Stock” has the meaning set forth in the Preliminary Statements.
     “Proved Reserves” means, collectively, proved developed nonproducing reserves, proved developed producing reserves and proved undeveloped reserves.
     “Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.
     “Public Offering” means a public offering of the Equity Interests of the Borrower pursuant to an effective registration statement under the Securities Act of 1933.
     “PV10 Pricing” means means the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in Proved Reserves expected to be produced from Oil and Gas Properties during the remaining expected economic lives of such reserves made in accordance with the then existing standards of the Society of Petroleum Engineers (with appropriate adjustments made for hedging operations) as follows:
     (a) for anticipated sales of oil and gas that are fixed in a firm fixed price sales contract with an investment grade counterparty or a counterparty guaranteed, or for whom a letter of credit has been issued, by an investment grade party (or another counterparty approved by Administrative Agent), the fixed price or prices provided for in such sales contract during the term thereof; and
     (b) for anticipated sales of oil and gas, if such sales are not under a sales contract that is described in paragraph (a) above, for the date of calculation (or, if such date is not a Business Day, for the first Business Day thereafter), adjusted in each case for historical location and quality differentials during the twelve months preceding such date of determination:
     (i) for the remainder of the current calendar year (whether a whole or partial year), the average NYMEX Pricing for the remaining contracts in the current calendar year,
     (ii) for each of the succeeding three complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and
     (iii) for the succeeding fourth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fourth calendar year.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

     “Related Documents” means the Acquisition Agreement and the documentation for the Equity Issuance.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “Scheduled Determination” has the meaning specified in Section 2.05(b)(i).

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Lender Counterparties, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
     “Securities Laws” means the Securities Act of 1933 and regulations thereunder, the Securities Exchange Act of 1934 and regulations thereunder, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Security Agreement” has the meaning specified in Section 4.01(a)(iii).
     “Security Agreement Supplement” has the meaning specified in the Security Agreement.
     “Seller” has the meaning specified in the Preliminary Statements.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPC” has the meaning specified in Section 10.06(h).
     “Special Determination” has the meaning specified in Section 2.05(b)(ii).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Super-Majority Lenders” means, as of any date of determination, Lenders having 75% or more of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate 75% or more of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Lenders.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).

     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Target” has the meaning specified in the Preliminary Statements.
     “Target Existing Credit Agreements” means (i) that certain Credit Agreement dated as of December 20, 2005, among the Target (under its former name of AREP OIL & GAS LLC), Citicorp USA, Inc., as Administrative Agent, Bear Stearns Corporate Lending Inc., as the Syndication Agent and certain financial institutions from time to time party thereto as lenders and (ii) that certain Amended and Restated Credit Agreement, dated as of December 20, 2005, by and among NEG Operating LLC, a Delaware limited liability company, as borrower, NEG Oil & Gas Sub LLC (as assignee of Target), a Delaware limited liability company, as lender and administrative agent, and Citicorp USA, Inc., as Collateral Agent.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $2,500,000.
     Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Transaction” means, collectively, the Acquisition, the Equity Issuance, the entering into and funding of the senior credit facility under this Agreement, the entering into and funding of the Bridge Facility, the refinancing of certain outstanding Indebtedness of the Borrower and the Target under the Existing Credit Agreements, and all related transactions and the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Well Participation Program” means that the Well Participation Program effective as of June 8, 2006 by and among the Borrower and certain executive officers of the Borrower, as in effect on the Closing Date.
     “Ward/Mitchell Group” means (i) each of Tom L. Ward (“Ward”) and N. Malone Mitchell III (“Mitchell”); (ii) the wife of either of them; (iii) a lineal descendant of either of them; (iv) the estate of either of them; (v) any trust of which at least one of the trustees is Ward or Mitchell, or the principal beneficiaries of which are any one or more of the Persons in (i)-(iv); (vi) any Person which is Controlled by any one or more of the persons in (i)-(v); and (vii) any group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of which each of Ward and Mitchell is a member.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Petroleum Terms.
     As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
     1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments and the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1)

from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments and the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit; or
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension and Auto-Reinstatement Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the

Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.125% per annum, (i) with respect to each commercial Letter of Credit, computed on the amount of such Letter of Credit and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments and the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.05 Borrowing Base
     (a) Initial Borrowing Base. During the period from the Closing Date until the next Determination Date the Borrowing Base shall be $300,000,000.
     (b) Subsequent Determinations of the Borrowing Base. Upon each designation of a new Borrowing Base on a Scheduled Determination or a Special Determination, the Administrative Agent shall notify the Borrower of the new Borrowing Base which designation shall take effect immediately on the date such notice is sent (each such date, a “Determination Date”) and shall remain in effect until, but not including, the next Determination Date. The Borrowing Base shall be determined in accordance with the following methodology:
          (i) By April 1 and October 1 of each year beginning April 1, 2007, the Borrower shall furnish to the Administrative Agent (with sufficient copies for each Lender of any information provided on paper, computer disks, or other tangible media) the Engineering Report then required under Section 6.01(d) or (e) together with all information, reports and data that the Administrative Agent requests concerning the businesses and properties of the Borrower and its Subsidiaries (including their Oil and Gas Properties and the reserves and production relating thereto). As promptly as reasonably practicable after receiving such Engineering Report, information, reports and data, the Administrative Agent shall propose a Borrowing Base following the procedures set forth in Section 2.05(b)(iii) below. Each such determination of the Borrowing Base is herein called a “Scheduled Determination”. If the Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this Section, the Administrative Agent may nonetheless designate the Borrowing Base at any amount that Required Lenders determine (or, in the case of an increase, that all the Lenders determine) and the Borrowing Base may similarly be designated from time to time thereafter until each Lender receives all such information, reports and data, whereupon the Lenders shall designate a new Borrowing Base as described above.
          (ii) In addition to Scheduled Determinations, the Borrower may request the Lenders to make additional determinations of the Borrowing Base (x) twice during the twelve months following the Closing Date and (y) thereafter once during each twelve month interval between Scheduled Determinations, and the Administrative Agent also may (and at the request of Required Lenders must) request the Lenders to make an additional determination of the Borrowing Base (x) once during the twelve months following the Closing Date and (y) thereafter once during each twelve month interval between Scheduled Determinations. The Administrative Agent shall give notice to the Borrower of any such request made by the Administrative Agent to the Lenders. The Borrower shall submit any such request made by Borrower to Administrative Agent and each Lender and, at the time of such request, the Borrower shall (A) deliver to the Administrative Agent and each Lender an updated Engineering Report prepared either by the Borrower or by independent petroleum engineers, and (B) notify the Administrative Agent and each Lender of the Borrowing Base requested by the Borrower. Any determination of the Borrowing Base made pursuant to a request under this clause (ii) is herein called a “Special Determination”. Any Special Determination shall be made by Lenders in accordance with the procedures set forth in Section 2.05(b)(iii), provided, however, that the Borrower shall not be required to deliver an updated Engineering Report to the Administrative Agent and Lenders in connection with any Special Determination requested by the Administrative Agent.
          (iii) The Administrative Agent shall (within 30 days after receiving the information, if any, required for a Scheduled Determination or a Special Determination) propose to the Lenders a specific Borrowing Base amount for the Lenders to approve or disapprove. Within 15 days thereafter each Lender shall respond to the Administrative Agent in writing, either approving such proposed amount or setting out a reasonable alternative amount (based on the criteria described in clause (v) below), and any Lender’s failure to respond to such proposal within such time will be deemed a disapproval of the proposed amount. After receiving such responses or deemed responses from all Lenders, the Administrative Agent will designate the new Borrowing Base at the highest amount approved (i) by all Lenders, in the case of an increase to the then current Borrowing Base, or (ii) at the highest amount approved by Required Lenders, in the case of a reduction to or continuation of the then current Borrowing Base.
          (iv) In addition to the foregoing, the Administrative Agent and Lenders shall also have the right to adjust the Borrowing Base (which shall not count as a Special Determination but which shall otherwise be done in accordance with the procedures set forth in Section 2.05(b)(iii)) if the Borrower or any Subsidiaries sell or otherwise transfer (excluding transfers to the Borrower or a Subsidiary of the Borrower that is a Guarantor) Oil and Gas Properties that, on a cumulative basis since the then most recent Determination Date, represent more than ten percent of the net present value of all of their proved reserves, as determined in the most recently delivered Engineering Report.
          (v) Each redetermination of the Borrowing Base pursuant to this Section 2.05 shall be made in good faith by all of the Lenders and the Administrative Agent, in the exercise of their reasonable discretion and in accordance with their respective customary and prudent standards for oil and gas lending and credit transactions as they exist at such time. Without limiting such discretion, Borrower acknowledges and agrees that the Administrative Agent and the Lenders (i) may make such assumptions regarding appropriate existing and projected pricing for Hydrocarbons as they deem appropriate in their discretion, (ii) may make such assumptions regarding projected rates and quantities of future production of Hydrocarbons from the Oil and Gas Properties owned by Borrower and its Subsidiaries as they deem appropriate in their discretion, (iii) may consider the projected cash requirements of Borrower and its Subsidiaries,

(iv) are not required to consider any asset other than Proved Reserves owned by Borrower and its Subsidiaries, and (v) may make such other assumptions, considerations and exclusions as they deems appropriate in the exercise of their discretion. It is further acknowledged and agreed that the Administrative Agent and the Lenders may consider such other credit factors as they deem appropriate in the exercise of their discretion.
     (c) Borrowing Base Deficiency. If a Borrowing Base Deficiency exists at any time, the Borrower shall, within ten (10) days after being notified of such Borrowing Base Deficiency, provide written notice (the “Election Notice”) to Lender stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option, do one or a combination of the following in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency:
          (i) within ten (10) days following the delivery of such Election Notice, make a prepayment of the Loans,
          (ii) pay monthly installments of the Outstanding Amount of the Loans over a term and in an amount satisfactory to the Administrative Agent, but in any event not to exceed six months, by immediately dedicating a sufficient amount of monthly cash flow from the Oil and Gas Properties of the Borrower and its Subsidiaries,
          (iii) within thirty (30) days following the delivery of the Election Notice, submit additional Oil and Gas Properties to the Administrative Agent for evaluation as Borrowing Base Properties which the Administrative Agent, in its sole discretion, determines have a value sufficient to increase the Borrowing Base by at least the amount of the Borrowing Base Deficiency (after giving effect to other actions taken pursuant to this Section 2.05(c) that have the effect of reducing such Borrowing Base Deficiency), and/or
          (iv) within thirty (30) days following the delivery of such Election Notice, apply the Net Cash Proceeds from a Disposition permitted by Section 7.05(g) to reduce the Borrowing Base Deficiency after giving effect to any reduction of the Borrowing Base as determined by the Required Lenders as a result of such sale.
     2.06 Prepayments.
     (a) Optional.
          (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
          (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (b) Mandatory.
          (i) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
          (ii) If the Borrower or any of its Subsidiaries Disposes of any property under Section 7.05(g) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall use the Net Cash Proceeds to eliminate any Borrowing Base Deficiency resulting from such sale; provided that, the proceeds of any Disposition permitted by Section 7.05(g) shall not constitute Net Cash Proceeds to the extent that (A) such proceeds are reinvested in replacement properties or assets, or other productive properties or assets, acquired by the Borrower or a Subsidiary of a kind then used or usable in the business of the applicable Person (with equal or greater aggregate Attributed Value) within 180 days from the date of receipt thereof or (B) if the applicable Borrower or Subsidiary intends to acquire replacement properties or assets, or other productive properties or assets, with such proceeds as part of a like-kind exchange under Section 1031 of the Code, the potential replacement properties or assets are identified by such Borrower or Subsidiary within 180 days from the date the ownership to the sold assets is transferred to the buyer of such property and the proceeds from such property are reinvested to acquire such replacement properties or assets (with equal or greater aggregate Attributed Value) within 180 days from the date the ownership to the sold assets is transferred to the buyer of such property; provided further that, the proceeds of any Casualty Event shall not constitute Net Cash Proceeds to the extent that such proceeds are reinvested in replacement properties or assets, or other productive properties or assets, acquired by the Borrower or a Guarantor of a kind then used or usable in the business of the applicable Person (with equal or greater aggregate Attributed Value) within 180 days from the date of receipt thereof.

          (iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (iv) below).
          (iv) Prepayments of the Total Outstandings made pursuant to this Section 2.06(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.
     2.07 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.08 Repayment of Loans.
     (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.
     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand by the Swing Line Lender and (ii) the Maturity Date.
     2.09 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the daily amount of the Available Borrowing Base. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For the purposes of computation of the Commitment Fee, Swing Line Loans shall not be counted as usage of the Aggregate Commitments.
     (b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee

Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.12 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.13 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and in Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate

Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Guaranty and the Security Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) a pledge and security agreement, in substantially the form of Exhibit H (together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:
     (A) any and all certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank,
     (B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,
     (C) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
     (D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary in order to perfect the Liens created thereby, and
     (E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements);
     (iv) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit I (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering properties sufficient to comply with Section 6.12(b) (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,
     (B) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens (subject to Permitted Liens) on the property described in the Mortgages has been taken; and
     (C) title opinions and other documentation satisfactory to the Administrative Agent with respect to Oil and Gas Properties of the Borrower, the Target and their Subsidiaries covering at least 75% in total Attributed Value of the Engineered Oil and Gas Properties subject to the Mortgages;
     (v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vii) a favorable opinion of Vinson and Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies, or an exhibit, of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(b) and (c) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial

Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (xi) certificates attesting to the Solvency of each Loan Party before and after giving effect to the Transaction and the incurrence of indebtedness related thereto, from its chief financial officer;
     (xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (xv) certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request;
     (xvi) the Initial Engineering Report.
     (xvii) evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated and all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Closing Date are being released;
     (xviii) the following financial information: (A) audited consolidated financial statements of each of the Borrower and the Target for the three fiscal years ended most recently prior to the Acquisition, unaudited consolidated financial statements of each of the Borrower and the Target for any interim quarterly periods that have ended since the most recent of such audited financial statements, and pro forma financial statements of the Borrower giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed quarter, which in each case, (1) shall be satisfactory in form and substance to the Lead Arranger and the Lenders, (2) shall not be materially inconsistent with the Information heretofore provided to the Lenders, and (3) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; (B) forecasts prepared by management of the Borrower, each in form satisfactory to the Administrative Agent and the Lenders, of balance sheets, income statements and cash flow statements for the first year following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of this Agreement; and (C) evidence satisfactory to the Administrative Agent that (1) Consolidated EBITDAX for the twelve-month period ended June 30, 2006 calculated on a pro forma basis giving effect to the Transaction was not less than $290,000,000, (2) the ratio of Consolidated Funded Indebtedness at the Closing Date to Consolidated EBITDAX for the twelve months ended June 30, 2006 (which ratio shall be calculated reflecting the Transaction on a pro forma basis) was not greater than 3.3:1.0 and (3) the pro forma financial statements delivered pursuant to clause (A) above and the forecasts delivered pursuant to clause (B) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions, and, in the case of each of (1), (2) and (3) above, and the chief financial officer of the Borrower shall have provided the Administrative Agent and the Lenders a written certification to that effect.
     (xix) evidence of the receipt by the Borrower of not less than $500,000,000 cash proceeds from the Preferred Stock and not less than $850,000,000 gross cash proceeds from the advance under the Bridge Facility (less any amount by which the Bridge Facility should have been reduced pursuant to the provisions of the Fee Letter);
     (xx) such reports and audits prepared by the Borrower or any of its Affiliates or any advisor engaged by the Borrower or any of its Affiliates with respect to the Target and its Subsidiaries as the Administrative Agent may reasonably request; and
     (xxi) such other certificates, documents, or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (d) The Closing Date shall have occurred on or before November 22, 2006.
     (e) All applicable waiting periods (including, without limitation, the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1975) shall have expired or terminated without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Borrower, the Target, their respective Subsidiaries or the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable that in the judgment of the Lead Arranger could have such effect.
     (f) The Acquisition shall have been consummated substantially in accordance with the terms of the Acquisition Agreement, without any waiver or amendment not consented to by the Lenders of any material term, provision or condition set forth therein, other than waivers or amendments that could not reasonably be expected to have a Material Adverse Effect, and in compliance with all applicable requirements of Law.
     (g) There shall have been no change, occurrence or development since June 30, 2006 that could reasonably be expected to have a Material Adverse Effect.

     (h) The aggregate principal amount of Loans made on the Closing Date shall not exceed $150,000,000.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) After giving effect to such Credit Extension, (x) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments and the Borrowing Base, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.
     (b) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (c) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (d) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and (as of the Closing Date only) Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and (as of the Closing Date only) Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation that is material to the Loan Parties to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect, (ii) authorizations, approvals, actions, notices and filings in connection with enforcement of pledge and the sale of the Pledged Equity in connection therewith, (iii) authorizations, approvals, actions, notices and filings required in connection with the additional mortgage and security interests required to be granted under this Agreement; (iv) routine authorizations, approvals, actions, notices and filings in the ordinary course of business (e.g. tax filings, annual reports, environmental filings, etc. ); and (v) authorizations, approvals and consents necessary in connection with the Borrower’s mineral class leases with the general land office of State of Texas. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at June 30, 2006, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments).
     (e) The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial condition and performance.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.06 that could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) As of the Closing Date and except (i) as otherwise set forth in Schedule 5.09 or (ii) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under 42 USC § 9605(a)(8)(B) or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in quantities or in a manner as to create Environmental Liability.
          (c) As of the Closing Date and except (i) as otherwise set forth in Schedule 5.09 or (ii) to the extent the same could not, individually or in the aggregate,

reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that is reasonably expected to result in material Environmental Liability to any Loan Party or any of its Subsidiaries; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material Environmental Liability to any Loan Party or any of its Subsidiaries.
     5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws except for such events of noncompliance which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are (in the case of corporate securities) fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents or permitted by Section 7.01. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains as of the date so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Engineering Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.
     5.18 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19 Labor Matters.
          There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.20 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except as expressly contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
     5.21 Engineered Oil and Gas Properties.
     (a) The Borrower or another Loan Party has good and defensible title to all Engineered Oil and Gas Properties, free and clear of all Liens except as permitted pursuant to Section 7.01 and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Oil and Gas Properties are valid, subsisting, and in full force and effect, and all material rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of the Loan Parties’ Proved Reserves, and with the exception of Immaterial Title Deficiencies, the Loan Parties’ share of (a) the costs for each Engineered Oil and Gas Property is not greater than the decimal fraction set forth in the most recent Engineering Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each Engineered Oil and Gas Property is not less than the decimal fraction set forth in the most recent Engineering Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.

Except to the extent constituting an Immaterial Title Deficiency, each well drilled in respect of each Engineered Oil and Gas Property described in the Engineering Report (y) is capable of, and is presently, producing Hydrocarbons in commercial quantities, and the applicable Loan Party is currently receiving payments for its share of production, with no material funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders and other usual and customary suspense accounts, and (z) has been drilled, bottomed, completed, and operated in compliance in all material respects with all applicable Laws and no such well which is currently producing hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production. To Borrower’s knowledge, there are no unrecorded assignments or conveyances affecting the Engineered Oil and Gas Properties or any Loan Party’s interest therein that would result in the Borrower or its Subsidiaries having a WI or NRI that is less than the WI/NRI set forth in the Engineering Report, except the interests of Sierra Madera CO2 Pipeline LP and Symbol Energy Inc., which constitute Immaterial Title Deficiencies.
     (b) The Engineered Oil and Gas Properties (and all properties unitized therewith) are, in all material respects, being (and, to the extent the same could materially and adversely affect the ownership or operation of the Engineered Oil and Gas Properties after the date hereof, to the applicable Loan Party’s knowledge, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Engineered Oil and Gas Property and in conformity with the Permitted Encumbrances. No Engineered Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells located on the Engineered Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Engineered Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). There are no dry holes, or otherwise inactive wells, located on the Engineered Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned or for which appropriate plugging and abandonment has been scheduled. Each Loan Party has all material governmental licenses and permits reasonably necessary or appropriate to own and operate its Engineered Oil and Gas Properties, and no Loan Party has received notice in writing of any material violations in respect of any such licenses or permits.
     5.22 Sale of Production. Except (x) as of the Closing Date, as set forth in Schedule 5.22, or (y) thereafter, as disclosed in writing to the Administrative Agent and the Lenders and reflected in the most recent determination of the Borrowing Base, or (z) for matters that constitute Immaterial Title Deficiencies:
     (a) No Engineered Oil and Gas Property is subject to any material contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Loan

Party other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money;
     (b) (i) No Engineered Oil and Gas Property is subject to any material contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice and (ii) all material contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made with third parties not affiliated with Loan Parties;
     (c) Each Loan Party is presently receiving a price for all production (other than gas used for operations at a field location) from (or attributable to) each Engineered Oil and Gas Property covered by a production sales contract or marketing contract that is computed in accordance with the terms of such contract, and no Loan Party is having deliveries of production from such Engineered Oil and Gas Property curtailed substantially below such property’s delivery capacity, except for curtailments caused (i) by an act or event of force majeure, or (ii) by routine maintenance requirements in the ordinary course of business;
     (d) No Loan Party, nor, to such Loan Party’s knowledge, any Loan Party’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Engineered Oil and Gas Properties after the date hereof;
     (e) No Engineered Oil and Gas Property is subject to any “take or pay” or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Engineered Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties;
     (f) There is no Engineered Oil and Gas Property with respect to which any Loan Party, or, to such Loan Party’s knowledge, any Loan Party’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), in any material respect, gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Engineered Oil and Gas Property would entitle it to take; and as of the Closing Date Schedule 5.22 accurately reflects, in all material respects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Loan Party is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information;
     (g) No Engineered Oil and Gas Property is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Engineered Oil and Gas Property without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties; and
     (h) No Engineered Oil and Gas Property is subject at the present time to any regulatory refund obligation and, to such Loan Party’s knowledge, no facts exist which might cause the same to be imposed.

ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and the Lenders as contemplated by the penultimate paragraph of Section 6.02:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) commencing at such time as the Borrower is required to prepare the same for SEC reporting purposes, an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of the SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, but in any event within 90 days after the end of each fiscal year (commencing April 1, 2007) of the Borrower, an annual business plan and budget of the

Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year;
     (d) By April 1 of each year commencing April 1, 2007, an Engineering Report prepared as of the preceding January 1 by one or more of Netherland, Sewell & Associates, DeGolyer & MacNaughton, or other independent petroleum engineers chosen by Borrower and reasonably acceptable to Administrative Agent, concerning all Oil and Gas Properties owned by any Loan Party which are located in or offshore of the United States and which have attributable to them proved oil or gas reserves. This report shall be reasonably satisfactory to Administrative Agent, shall be prepared using PV10 Pricing, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis consistent in form and scope in all material respects to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) (i) the Oil and Gas Properties owned by each Loan Party and (ii) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral; and
     (e) By October 1 of each year, commencing October 1, 2007, an Engineering Report prepared as of the preceding July 1 (or the last day of the preceding calendar month in the case of a Special Determination) by petroleum engineers who are employees of Borrower (or, at the option of Borrower, by the independent engineers named above or selected in accordance with (d) above), together with an accompanying report on property sales, property purchases and changes in categories that have occurred since the date of the prior Engineering Report, both in the same form and scope as the reports in (d) above.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and the Lenders as contemplated by the penultimate paragraph of this Section 6.02:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2006), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower and (ii) a calculation of the Borrowing Base Utilization Ratio as of the end of the most recent fiscal quarter;
     (c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

     (d) promptly after the same are available, copies of all annual, regular, periodic and special reports, registration statements and proxy statements which the Borrower may file or be required to file with the SEC under Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
     (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
     (g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;
     (h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any materially adverse restrictions on ownership, occupancy, use or transferability under any Environmental Law;
     (i) as soon as available, but in any event within 30 days after the Closing Date, a duly completed Compliance Certificate (on a pro forma basis) as of the last day of the fiscal quarter of the Borrower ended on September 30, 2006, signed by a Responsible Officer of the Borrower; and
     (j) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Each Public Lender shall designate individuals or advisors authorized to act on behalf of the Public Lender to receive Borrower Materials not designated as “PUBLIC” pursuant to the immediately preceding paragraph, including any notices pursuant to Section 6.03.

     6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
     (e) of the determination by the Registered Public Accounting Firm providing the opinion required (but only if required) under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event; and
     (f) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(b)(ii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.06(b)(iii).
     Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in the case of (a) or (b), for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Maintenance of Insurance. (a) Maintain (at its own expense) insurance for its property in accordance with the Insurance Schedule with financially sound and reputable insurance companies, as well as insurance in such amounts, with such limitations or deductibles, against such risks, and in such form as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. All insurance policies covering Collateral shall be endorsed (i) to provide for payment of losses to the Administrative Agent as its interests may appear, (ii) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without ten (10) days prior notice to the Administrative Agent, and (iii) to provide for any other matters specified in any applicable Collateral Document. Each Loan Party shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Insurance Schedule, which insurance shall be by financially sound and reputable insurers.
     (b) Reimbursement under any liability insurance maintained by Loan Parties pursuant to this Section 6.07 may be paid directly to the Person who has incurred the liability covered by such insurance. With respect to any loss involving damage to Collateral, each Loan Party will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by each Loan Party pursuant to this Section 6.07 shall be paid to such Loan Party by the Administrative Agent as reimbursement for the costs of such repairs or replacements as such repairs or replacements are made or acquired; provided that Administrative Agent shall be entitled (but not obligated) to retain and apply such proceeds as Collateral during the continuance of any Event of Default.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. The Borrower shall apply the proceeds of the Credit Extensions to (i) partially finance the Acquisition, (ii) refinance the Borrower’s existing senior secured revolving credit facility under the Borrower Existing Credit Agreement, (iii) refinance the Target’s existing credit facilities under the Target Existing Credit Agreements, (iv) pay certain fees and expenses incurred in connection with the Acquisition and entering into this Agreement, (v) provide working capital for the Borrower and its Subsidiaries including the issuance of letters of credit, capital expenditures, and other lawful corporate purposes, and (vi) finance permitted acquisitions by the Borrower and its Subsidiaries of oil and gas properties and other assets related to the exploration, production and development of oil and gas properties.
     6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (excluding any CFC or any Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then the Borrower shall, at the Borrower’s expense:
          (i) within 20 days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Subsidiary, and cause each direct and indirect parent (except, if applicable, Lariat, Cholla Pipeline, L.P. or Sagebrush Pipeline, LLC) of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
          (ii) subject in the case of Oil and Gas Properties to Section 6.12(b), within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Subsidiary and each direct and indirect parent (except, if applicable, Lariat, L.L.C., Cholla Pipeline, L.P. or Sagebrush Pipeline, LLC) of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties, provided however, that notwithstanding the foregoing, neither the Borrower nor any Subsidiary will be required to grant a security interest in the Equity Interest of any CFC in excess of 66% of the Equity Interest of such CFC,

          (iii) subject in the case of Oil and Gas Properties to Section 6.12(b), within 30 days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Subsidiary and each direct and indirect parent (except, if applicable, Lariat, Cholla Pipeline, L.P. or Sagebrush Pipeline, LLC) of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and
          (iv) within 60 days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.
     (b) At all times the Obligations shall be secured by Liens covering and encumbering at least 80% of the total Attributed Value of the Proved Reserves attributable to the Engineered Oil and Gas Properties. To the extent additional Oil and Gas Properties need to be secured by Liens in favor of the Administrative Agent to effect the foregoing, within 30 days after the delivery of each Engineering Report, the Loan Parties that own Engineered Oil and Gas Properties shall execute and deliver (i) mortgages and deeds of trust in form and substance acceptable to the Administrative Agent, together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as the Administrative Agent shall deem necessary to grant, evidence and perfect the Liens on such additional properties required by this Section 6.12(c) and (ii) evidence of title with respect to such additional properties reasonably satisfactory to the Administrative Agent.
     6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its current operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is not required by applicable Environmental Laws or being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     6.15 Production Proceeds. Notwithstanding that, by the terms of the various Mortgages, certain Guarantors and Borrower are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred such Loan Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Mortgages, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all Production Proceeds then held by Loan Parties or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Mortgages, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Loan Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) operators’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and (ii) Immaterial Title Deficiencies;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business and incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that do not constitute Indebtedness and that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
     (j) customary contractual Liens under operating lease agreements or which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for obligations that do not constitute Indebtedness and that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Subsidiary or materially impair the value of such property subject thereto;
     (k) Permitted Encumbrances;
     (l) Liens existing on assets at the time of acquisition thereof, or Liens existing on assets of an Person at the time such Person became a Subsidiary, which in each case (i) were not created in contemplation thereof and (ii) do not encumber Oil and Gas Properties to be included in the Borrowing Base;
     (m) UCC financing statements filed in connection with an operating lease under which the Borrower or a Subsidiary is the lessee;
     (n) Liens on assets of Lariat securing obligations of Lariat;
     (o) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and
     (p) Liens created by the Citi Payoff Documents securing reimbursement obligations in respect of the Citi L/Cs; provided that the aggregate amount of cash collateral pledged thereunder shall not exceed $20,000,000.
     7.02 Investments. Make any Investments, except:
     (a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;
     (b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments of the Borrower in any now existing or hereafter acquired wholly-owned Subsidiary and Investments of any Subsidiary in the Borrower or in another now existing or hereafter acquired wholly-owned Subsidiary; provided, however, that (i) in the case of any Investments in Lariat, the aggregate amount of such Investment shall not exceed (x) $1,000,000 less (y) the aggregate amount of Restricted Payments made to Lariat pursuant to Section 7.06(a) and (ii) in the case of an Investment constituting the acquisition from a third party of a Person which thereby becomes a wholly-owned Subsidiary, such Investment is permitted pursuant to another clause of this Section 7.02;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Investments in Oil and Gas Properties (or in Persons substantially all of whose assets consist of Oil and Gas Properties and which become wholly-owned Subsidiaries pursuant to such Investment);
     (f) Guarantees permitted by Section 7.03;
     (g) Investments received in connection with bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (h) Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) the aggregate net amount of such Investments after the date hereof does not exceed $10,000,000;
     (i) Investments in SageBrush Pipeline LLC in an aggregate amount not exceeding $7,500,000; and
     (j) other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness in respect of the Bridge Facility and any refinancing thereof, provided that such refinancing is (i) unsecured, (ii) requires no scheduled amortization prior to the 6th anniversary of the Closing Date and (iii) is otherwise on market terms and conditions;
     (c) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (d) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;
     (e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than customary netting arrangements);
     (f) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(o); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;
     (g) Indebtedness of the Borrower or a Subsidiary owing to the Borrower or a wholly-owned Subsidiary (other than Lariat);
     (h) Indebtedness incurred by Lariat;
     (i) Indebtedness in respect of the Citi L/Cs in an aggregate amount not exceeding $20,000,000;
     (j) other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and
     (k) Indebtedness in respect of surety bonds obtained by the Borrower or a Subsidiary in the ordinary course of business and supporting other obligations undertaken by the Borrower or a Subsidiary in the ordinary course of business which other obligations do not constitute Indebtedness.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary;
     (c) Dispositions permitted by Section 7.05(g); and
     (d) the Borrower and its Subsidiaries may consummate the Acquisition.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property or assets, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory (including Hydrocarbons sold after severance) in the ordinary course of business;
     (c) Dispositions of equipment or real property or other asset (other than (x) Oil and Gas Properties or (y) Investments in Subsidiaries) to the extent that (i) such equipment, property or other asset is exchanged for credit against the purchase price of similar replacement equipment, property or other asset or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment, property, or other asset;
     (d) Dispositions of property or assets by any Subsidiary to the Borrower or to a wholly-owned Subsidiary or by the Borrower to any wholly-owned Subsidiary; provided that if the transferor of such property or assets is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
     (e) Dispositions permitted by Section 7.04(a), (b) or (d);
     (f) a Disposition for fair value of Oil and Gas Properties in the Piceance Basin;
     (g) Dispositions (including Casualty Events) of Oil and Gas Properties which are sold or otherwise transferred for fair consideration to Persons who are not Affiliates of Borrower (2) farmouts of undeveloped acreage and assignments in connection with such farmouts or the abandonment, farm-out, the exchange and (3) Dispositions of Oil and Gas Properties which are not included in the most recently delivered Engineering Report in the ordinary course of business, provided that (i) no Event of Default exists at the time of and after giving effect to any such sale or other transfer of Collateral (other than Defaults that will be cured upon the application of the proceeds of such sale or other transfer), (ii) the Borrower must first give notice to the Administrative Agent of any such sale, (iii) if the Oil and Gas Properties so sold or transferred, or all equity of the Subsidiary owning the Oil and Gas Properties so sold or transferred, on a cumulative basis since the then most recent Determination Date, represent more than ten percent of the total Attributed Value of all of the Proved Reserves of the Engineered Oil and Gas Properties, as determined in the most recently delivered Engineering Report, the sale or other transfer may not be made until Administrative Agent and the Lenders have made a Special Determination as contemplated in Section 2.05(b), and (iv) concurrently with such sale or other transfer the Borrower must pay in full any Borrowing Base Deficiency that results from such Special Determination; and

     (h) Dispositions of interest in Oil and Gas Properties in respect of Immaterial Title Deficiencies in order to discharge such Immaterial Title Deficiencies or an obligation giving rise thereto.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided, however, that in the case of any Restricted Payments to Lariat Services, Inc., the aggregate amount of such Restricted Payments shall not exceed (i) $1,000,000 less (ii) the aggregate amount of Investment in Lariat made pursuant to Section 7.02(c);
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (d) (i) so long as no Event of Default exists, the Borrower may pay regular cash dividends on the Preferred Stock and make cash payments pursuant to Section 6(f) of the Certificate of Designations for the Preferred Stock; (ii) so long as no Default and no Borrowing Base Deficiency exists, the Borrower may make cash payments pursuant to Section 7(a) or 9(e) of the Certificate of Designations for the Preferred Stock; and (iii) the Borrower may make payment-in-kind dividends on the Preferred Stock and issue its common stock upon conversion of the Preferred Stock; and
     (e) the Borrower and each Subsidiary may repurchase Equity Interests held by an employee, officer or director upon termination of employment; provided that the aggregate amount of such Restricted Payments shall not exceed $ 500,000.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries or (ii) payment of customary cash and non-cash compensation, including stock option and similar employee benefit plans, to directors and officers on an arm’s length basis.
     7.09 Burdensome Agreements. After the date of this Agreement, enter into any Contractual Obligation (other than (x) this Agreement or any other Loan Document and (y) the Bridge Facility and the documentation governing any permitted refinancing thereof) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure any of the Loan Documents; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or property subject to a Lien permitted hereunder which secures such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or amend any Contractual Obligation existing on the date of this Agreement so as to impose or make more restrictive such a limitation.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Financial Covenants.
     (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.5:1.0.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater 4.0 : 1.0.
     (c) Consolidated Current Ratio. Permit the ratio of Consolidated Current Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.0 : 1.0.
     7.12 Hedge Transactions.
     Enter into any Oil and Gas Hedge Transactions which would cause the notional volume of Hydrocarbons for each of crude oil and natural gas, calculated separately, with respect to which a settlement payment is calculated under such Oil and Gas Hedge Transactions (other than basis swaps, floors and puts on volumes hedged pursuant to Swap Contracts) to exceed eighty five percent (85%) of Borrower’s or such Subsidiary’s reasonably anticipated production from Proved Reserves during the period from the immediately preceding settlement date (or the commencement of such Hedge Transaction if there is no prior settlement date) to such settlement date.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.11 or 6.12 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any material or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
     (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on any material portion of the Collateral purported to be covered thereby;

     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and amounts payable under Swap Contracts, ratably among the Lenders, the L/C Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent Sections 9.01(b) and 9.06 expressly contemplate rights of others, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and potential Lender Counterparty) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall have no powers, duties or responsibilities under this Agreement.

     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and obligations with respect to Swap Contracts) and the expiration or termination of all Letters of Credit, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

     (b) to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
     (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (d) change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

     (e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
     (f) release all or substantially all of the value of the Guaranty without the written consent of each Lender; or
     (g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
     and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent or the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met..

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
     (C) the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee

Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or

(y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as nonpublic and confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of a similar nature.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness.This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and, except as otherwise expressly provided in the Commitment Letter, supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties.All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, or (iv) any Lender is unwilling to approve an increase in the Borrowing Base or other amendment hereto which has been approved by Super-Majority Lenders but requires approval of such Lender to be effective, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this

Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) in the case of an assignment resulting from clause (iv) above, such assignment will result in effectiveness of such increase or amendment; and
     (e) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     10.17 USA PATRIOT Act Notice.Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RIATA ENERGY, INC. (d/b/a SandRidge Energy, Inc.)
By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chairman and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Suzanne M. Paul
Name:	Suzanne M. Paul
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer
By:	/s/ Charles W. Patterson
Name:	Charles W. Patterson
Title:	Managing Director

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage

Bank of America, N.A.	$750,000,000	100.000000000%

Total	$750,000,000	100.000000000%

SCHEDULE 5.03
GOVERNMENTAL AUTHORIZATIONS
None.

SCHEDULE 5.05
SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS
(Continued on next page)

     Supplement to Interim Financial Statements: Existing Indebtedness

	6/30/2006	9/30/2006	11/13/2006	Collateral
SYMBOL ENERGY

LARCO	2,287,129.15	2,287,129.15	2,287,129.15	NA

SAGEBRUSH

BANK OF AMERICA	4,000,000.00	4,000,000.00	4,000,000.00	All Bank of America cash accounts

ROC	700,000.00	1,325,000.00	1,325,000.00	NA

PREMIUM ASSIGNMENT	10,359.97	—		NA

	4,710,359.97	5,325,000.00	5,325,000.00

ALSATE

N/P REI	7,970,907.91	7,970,907.91	7,970,907.91	NA

PREMIUM ASSIGNMENT	322,860.95	304,162.45	229,672.13	Unsecured

	8,293,768.86	8,275,070.36	8,200,580.04

HONDO HEAVY HAUL
N/P JOHN DEERE	—	—	168,012.51	John Deere 724J Loader with 9' Forks
N/P PACCAR FINANCIAL	384,994.98	358,536.00	351,780.61	Quantity of 6 2003 Peterbilt 379-127 Vehicles

	384,994.98	358,536.00	519,793.12

LARIAT

MERRILL LYNCH #1	15,672,564.49	14,778,781.18	14,473,910.39	Rig #1 - Rig #7 and Ancillary Equipment

MERRILL LYNCH #2	2,002,641.96	1,856,607.25	1,818,373.93	Rig #13 and All Associated Equipment

MERRILL LYNCH #3	4,105,940.24	3,890,110.21	3,815,375.61	Rig #12 and All Associated Equipment

MERRILL LYNCH #4	2,109,383.64	2,000,975.86	1,963,550.55	Rig #14 and All Associated Equipment

MERRILL LYNCH #5	914,242.41	869,762.16	854,396.64	Service/Workover Rigs

MERRILL LYNCH #6	1,589,597.17	1,512,265.89	1,485,551.88	Rig #15 and All Associated Equipment

MERRILL LYNCH #7	1,837,650.55	1,749,080.20	1,718,787.04	Rig #16 and All Associated Equipment

	6/30/2006	9/30/2006	11/13/2006	Collateral
MERRILL LYNCH #8	2,318,074.35	2,207,733.29	2,169,571.35	Rig #19 and All Associated Equipment

MERRILL LYNCH #9	812,153.10	774,503.80	761,471.46	Misc Trucks & Equipment

MERRILL LYNCH #10	8,134,304.10	5,766,007.12	5,766,007.12	Rig #22 and 3 Pulling Units

MERRILL LYNCH #11	5,924,100.00	7,918,474.04	7,807,394.01	Rig #24 and All Associated Equipment

MERRILL LYNCH #12	—	7,997,535.00	7,916,205.44	Rig #26

MERRILL LYNCH #13	—	888,615.00	888,615.00	Pulling Units 11, 12, 13, & 17
MERRILL LYNCH #14	—	—	6,220,305.00	Rig #28

PREMIUM ASSIGNMENT	441,536.00	254,692.21	128,148.37	Unsecured

DAIMLER CHRYSLER #7493	1,288.60	—	0.00	NA

DAIMLER CHRYSLER #11970	26,034.00	22,765.18	20,565.14	2005 Sterling Acterra Tractor

DAIMLER CHRYSLER #11974	26,034.00	22,765.18	20,565.14	2005 Sterling Acterra Tractor

N/P DIAMLER CHRYSLER #83592	88,728.22	81,834.37	77,168.77	2007 Western Star 4900 Tractor

N/P DIAMLER CHRYSLER #83593	88,728.22	81,834.37	77,168.77	2007 Western Star 4900 Tractor

N/P DIAMLER CHRYSLER #81856	38,941.00	35,915.54	33,867.81	2007 Sterling Acterra Tractor

N/P DIAMLER CHRYSLER #66004	83,400.00	77,119.75	72,869.43	2007 Western Star 4900 Tractor

N/P DIAMLERCHRYSLER #81858	40,320.19	37,294.73	35,246.11	2007 Sterling Acterra Tractor

N/P DIAMLERCHRYSLER #81859		38,521.62	36,474.56	2007 Sterling Acterra Tractor

N/P DIAMLERCHRYSLER #81860		38,521.62	36,474.46	2007 Sterling Acterra Tractor

N/P DIAMLERCHRYSLER #81861		39,535.67	37,501.23	2007 Sterling Acterra Tractor

N/P JOHN DEERE #2582	95,019.00	77,576.97	65,853.97	2005 330CLC Excavator

N/P JOHN DEERE CREDIT #9496	42,503.97	39,359.77	37,226.34	850C Long Track Crawler Dozer

N/P JOHN DEERE CREDIT #6211	76,246.09	70,605.85	66,778.80	1050C Crawler Dozer

N/P JOHN DEERE CREDIT #2526	39,847.85	36,900.15	34,900.04	850C Long Track Crawler Dozer

N/P JOHN DEERE CREDIT #6277	70,985.96	65,734.84	62,171.82	1050C Crawler Dozer

N/P JOHN DEERE CREDIT #64644		61,286.53	57,754.11	544H Loader

N/P JOHN DEERE CREDIT #79513	78,447.04	72,458.80	68,395.35	544H Loader

N/P JOHN DEERE CREDIT #79321	58,765.00	54,417.91	51,468.28	544H Loader

	6/30/2006	9/30/2006	11/13/2006	Collateral
N/P JOHN DEERE CREDIT #87862			72,076.66	544H Loader

JOHN DEERE CREDIT #6762	17,207.00	14,048.33	11,925.55	2005 310SG Wheel Loader Backhoe

N/P JDC #3291	6,357.00	1,600.45	0.00	NA

N/P JDC #3935	118,732.00	102,352.48	91,272.96	724J Loader

CIT GROUP	5,504.00

PACCAR #24856 & #24870		155,126.70	149,818.25	Quantity of 2 2004 Peterbilts

PACCAR	147,882.47	114,592.70	92,124.20	Kenworths

PACCAR #5780267			296,538.19	Quantity of 2 2007 Peterbilts and Quantity of 2 2004 Peterbilts
PACCAR #5783865			152,716.41	Quantity of 2 2004 Peterbilts

GMAC #9231	3,393.16	846.15

GMAC #9210	1,942.00	—		NA

	47,018,494.77	53,808,158.87	59,546,586.14

REI

BANK OF AMERICA	36,435,900.00	102,403,656.50	117,452,113.25	Oil & Gas Properties

LARCO

RIATA ENERGY	5,635,243.89	5,635,243.89	5,635,243.89	NA

RIAGRA

N/P REI	8,983,980.36	8,983,980.36	8,983,980.36	NA
JOHN DEERE	—	—	0.00	NA

	8,983,980.36	8,983,980.36	8,983,980.36

ROC

N/P REI	62,333.53	62,333.53	62,333.53	NA

PREMIUM ASSIGNMENT	6,108.00	—	0.00	NA

	68,441.53	62,333.53	62,333.53

PSEC

N/P REI	31,813,722.36	31,813,722.36	31,813,722.36	NA

	6/30/2006	9/30/2006	11/13/2006	Collateral
PREMIUM ASSIGNMENT	71,336.64	38,566.48	30,967.38	Unsecured

SUBORDINATED DEBT-REI	6,540,000.00	6,540,000.00	6,540,000.00	NA
SUBORDINATED DEBT-OUTSIDE	—

	38,425,059.00	38,392,288.84	38,384,689.74

PSPC

N/P REI	5,902,097.77	5,902,097.77	5,902,097.77	NA

HONDO

PACCAR	9,640.31	—	0.00	NA

TOTAL	158,155,110.59	231,433,495.27	252,299,546.99

LESS INTER-CO NOTES	69,895,414.97	70,520,414.97	70,520,414.97

TOTAL	88,259,695.62	160,913,080.30	181,779,132.02

SCHEDULE 5.06
LITIGATION
     ConocoPhillips Company, (Successor by merger to Conoco, Inc.), Plaintiff, vs. Riata Energy, Inc., Wes-Tex Drilling Company, L.P., Manti Resources, Inc., and Manti Longfellow, Ltd., Defendants; No. 9846; In the 112th District Court in and for Pecos County, Tx
     Riata Energy, Inc. and Riata Piceance, LLC, Plaintiffs, V. Elliott Roosevelt, Jr., E.R. Family Limited Partnership and Ceres Resource Partners, L.P., Defendants.; No. 04-11461-E; In the 101st Judicial District Court in and for Dallas County, Tx
     Harvey Y. Yates Company, Plaintiff, v Riata Energy, Inc. Defendant; No. 10376; In the 112TH District Court in and for Pecos County, Tx

SCHEDULE 5.09
ENVIRONMENTAL MATTERS
None.

SCHEDULE 5.13
SUBSIDIARIES,
OTHER EQUITY INVESTMENTS
AND LOAN PARTY INFORMATION
(Continued on next page)

SCHEDULE 5.13
Riata Energy, Inc. dba SandRidge Energy, Inc.
PART A AND PART B — all Subsidiaries and Equity Interests of Loan Parties

Symbol	Company Name	Address	City/State/Zip	FEIN	OWNERSHIP
REI	Riata Energy, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0002820
SUBSIDIARY ENTITIES
	Algerita Energy, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1400800	100%REI
AEI	Alsate Management and Investment Co	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2541245	100%REI
	Cup Of The Day #1, LLC	701 S. Tyler, Ste 102	Amarillo, TX 79201	13-4301747	100%AEI
CSLLC	Chaparral Supply, LLC	P. O. Box 1417	Ft. Stockton, Texas 79735	26-0036758	100%AEI
IEL	Integra Energy, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2887527	85%AEI
	Cholla Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	01-0557493	100%IEL
CHOLP	Cholla Pipeline, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	26-0025092	36%IEL, 17%ROC
TPL	Transpecos Logging, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2897434	100%AEI
	Black Bayou Exploration, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-4790561	100%REI
LSI	Lariat Services, Inc.	2402 West Wall	Midland, TX 79701	75-2500702	100%REI
LARCO	Lariat Compression Company	5432 N. Highway 1053	Ft. Stockton, TX 79735	75-2545523	100%LSI
SYMENE	Symbol Energy, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2882968	100%LARCO
HONDO	Hondo Heavy Haul	13416 W. 1-20 East	Odessa, TX 79765	20-3568524	100%LSI
	Larclay, GP, LLC	701 S. Taylor, Suite 426	Amarillo, TX 79101	20-4727861	50%LSI
	Larclay, L.P.	701 S. Taylor, Suite 426	Amarillo, TX 79101	20-4728095	50%LSI
MCRLLC	Midcontinent Resources, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-0096928	100%REI
PSEML	PetroSource Energy Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1237622	100%REI
PSEC	PetroSource Energy Company, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2629471	99%REI, 1% PSEM
PSCO2	PSCO2, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0547903	99%PSEC, 1% PSEML
PSPC	PetroSource Production Company, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1918006	99%PSEC, 1% PSEML
	PSE Holdings, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2950920	100%REI
PSEM	PSE Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2622462	100%REI
RLC	Riagra Land & Cattle	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2569335	100%REI
RDI	Riata Drilling Company, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2563168	100%REI
RIAN	Riata Energy Operating, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-0333569	100%REI
REIPIC	Riata Piceance, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-0023468	100%REI
	Riata Wolfcamp Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2214412	100%REI
ROC	ROC Gas Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2541148	100%REI
SBP	Sagebrush Pipeline, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1550515	70%ROC
SMM	Sierra Madera Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	43-1969581	100%REI
SMCO2	Sierra Madera CO2 Pipeline, Ltd	1601 NW Expwy, 1600	Oklahoma City, OK 73118	47-0881558	99%REI, 1% SMM

Symbol	Company Name	Address	City/State/Zip	FEIN	OWNERSHIP
SandRidge Holdings, Inc. Acquisition		1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-5878401	100% REI
NEG	NEG Oil & Gas, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	03-0573934	100% Sandridge
SUBSIDIARY ENTITIES
NEGH	NEG Holding, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2958833	100%NEG
NEGO	NEG Operating, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776535	100%NEGH
NGXGP	NGX GP of Delaware LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776542	100%NEGO
NGXLP	NGX LP Of Delaware LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776545	100%NEGO
NGXELP	NGX Energy Limited Partnership	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776546	99%NGXLP, 1%NGXGP
SHANA	Shana National LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776549	100%NEGO
MIDR	Mid River, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776548	100%NEG
OFFGP	Offshore GP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776539	100%NEG
OFFLP	Offshore LP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776538	100%NEG
NOFFSH	National Offshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	11-3758786	99%OFFLP, 1%OFFGP
ONGP	Onshore GP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0833283	100%NEG
ONLP	Onshore LP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776536	100%NEG
NONSH	National Onshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	47-0953489	99%ONLP, 1%ONGP
GBPIPE	Galveston Bay Pipeline Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0595703	100%NONSH
GBPROC	Galveston Bay Processing Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0570422	100%NONSH
PART C — LOAN PARTIES INFORMATION

Company Name	Address	City/State/Zip	Jurisdiction	FEIN Number
Alsate Investment and Management Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2541245
Integra Energy, L.L.C.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2887527
Lariat Compression Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2545523
NEG Oil & Gas LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	03-0573934
NEG Operating LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	87-0776535
National Offshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	11-3758786
National Onshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	47-0953489
PetroSource Energy Company, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	20-2629471
PetroSource Production Company, L.P.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	20-1918006
Riata Energy, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	76-0002820
ROC Gas Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2541148
Sandridge Holdings, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	20-5878401

SCHEDULE 5.22
SALE OF PRODUCTION
None.

SCHEDULE 7.01
EXISTING LIENS
Liens granted to Bank of America, N.A. on the plant and pipeline owned by SageBrush Pipeline, LLC pursuant to $4,000,000 Note (the “Note”) issued by SageBrush Pipeline, LLC as Borrower to Bank of America, N.A. as lender with a maturity of January 31, 2007.

SCHEDULE 7.03
EXISTING INDEBTEDNESS
(Continued on next page)

	6/30/2006	9/30/2006	11/13/2006	Collateral
SYMBOL ENERGY

LARCO	2,287,129.15	2,287,129.15	2,287,129.15	NA

SAGEBRUSH

BANK OF AMERICA	4,000,000.00	4,000,000.00	4,000,000.00	All Bank of America cash accounts

ROC	700,000.00	1,325,000.00	1,325,000.00	NA

PREMIUM ASSIGNMENT	10,359.97	—		NA

	4,710,359.97	5,325,000.00	5,325,000.00

ALSATE

N/P REI	7,970,907.91	7,970,907.91	7,970,907.91	NA

PREMIUM ASSIGNMENT	322,860.95	304,162.45	229,672.13	Unsecured

	8,293,768.86	8,275,070.36	8,200,580.04

HONDO HEAVY HAUL
N/P JOHN DEERE	—	—	168,012.51	John Deere 724J Loader with 9’ Forks Quantity of 6 2003 Peterbilt 379-127 Vehicles
N/P PACCAR FINANCIAL	384,994.98	358,536.00	351,780.61

	384,994.98	358,536.00	519,793.12

LARIAT

MERRILL LYNCH #1	15,672,564.49	14,778,781.18	14,473,910.39	Rig #1 - Rig #7 and Ancillary Equipment

MERRILL LYNCH #2	2,002,641.96	1,856,607.25	1,818,373.93	Rig #13 and All Associated Equipment

MERRILL LYNCH #3	4,105,940.24	3,890,110.21	3,815,375.61	Rig #12 and All Associated Equipment

MERRILL LYNCH #4	2,109,383.64	2,000,975.86	1,963,550.55	Rig #14 and All Associated Equipment

MERRILL LYNCH #5	914,242.41	869,762.16	854,396.64	Service/Workover Rigs

MERRILL LYNCH #6	1,589,597.17	1,512,265.89	1,485,551.88	Rig #15 and All Associated Equipment

MERRILL LYNCH #7	1,837,650.55	1,749,080.20	1,718,787.04	Rig #16 and All Associated Equipment

MERRILL LYNCH #8	2,318,074.35	2,207,733.29	2,169,571.35	Rig #19 and All Associated Equipment

	6/30/2006	9/30/2006	11/13/2006	Collateral
MERRILL LYNCH #9	812,153.10	774,503.80	761,471.46	Misc Trucks & Equipment

MERRILL LYNCH #10	8,134,304.10	5,766,007.12	5,766,007.12	Rig #22 and 3 Pulling Units

MERRILL LYNCH #11	5,924,100.00	7,918,474.04	7,807,394.01	Rig #24 and All Associated Equipment

MERRILL LYNCH #12	—	7,997,535.00	7,916,205.44	Rig #26

MERRILL LYNCH #13	—	888,615.00	888,615.00	Pulling Units 11, 12, 13, & 17
MERRILL LYNCH #14	—	—	6,220,305.00	Rig #28

PREMIUM ASSIGNMENT	441,536.00	254,692.21	128,148.37	Unsecured

DAIMLER CHRYSLER #7493	1,288.60	—	0.00	NA

DAIMLER CHRYSLER #11970	26,034.00	22,765.18	20,565.14	2005 Sterling Acterra Tractor

DAIMLER CHRYSLER #11974	26,034.00	22,765.18	20,565.14	2005 Sterling Acterra Tractor

N/P DIAMLER CHRYSLER #83592	88,728.22	81,834.37	77,168.77	2007 Western Star 4900 Tractor

N/P DIAMLER CHRYSLER #83593	88,728.22	81,834.37	77,168.77	2007 Western Star 4900 Tractor

N/P DIAMLER CHRYSLER #81856	38,941.00	35,915.54	33,867.81	2007 Sterling Acterra Tractor

N/P DIAMLER CHRYSLER #66004	83,400.00	77,119.75	72,869.43	2007 Western Star 4900 Tractor

N/P DIAMLERCHRYSLER #81858	40,320.19	37,294.73	35,246.11	2007 Sterling Acterra Tractor

N/P DIAMLERCHRYSLER #81859		38,521.62	36,474.56	2007 Sterling Acterra Tractor

N/P DIAMLERCHRYSLER #81860		38,521.62	36,474.46	2007 Sterling Acterra Tractor

N/P DIAMLERCHRYSLER #81861		39,535.67	37,501.23	2007 Sterling Acterra Tractor

N/P JOHN DEERE #2582	95,019.00	77,576.97	65,853.97	2005 330CLC Excavator

N/P JOHN DEERE CREDIT #9496	42,503.97	39,359.77	37,226.34	850C Long Track Crawler Dozer

N/P JOHN DEERE CREDIT #6211	76,246.09	70,605.85	66,778.80	1050C Crawler Dozer

N/P JOHN DEERE CREDIT #2526	39,847.85	36,900.15	34,900.04	850C Long Track Crawler Dozer

N/P JOHN DEERE CREDIT #6277	70,985.96	65,734.84	62,171.82	1050C Crawler Dozer

N/P JOHN DEERE CREDIT #64644		61,286.53	57,754.11	544H Loader

N/P JOHN DEERE CREDIT #79513	78,447.04	72,458.80	68,395.35	544H Loader

N/P JOHN DEERE CREDIT #79321	58,765.00	54,417.91	51,468.28	544H Loader

	6/30/2006	9/30/2006	11/13/2006	Collateral
N/P JOHN DEERE CREDIT #87862			72,076.66	544H Loader

JOHN DEERE CREDIT #6762	17,207.00	14,048.33	11,925.55	2005 310SG Wheel Loader Backhoe

N/P JDC #3291	6,357.00	1,600.45	0.00	NA

N/P JDC #3935	118,732.00	102,352.48	91,272.96	724J Loader

CIT GROUP	5,504.00

PACCAR #24856 & #24870		155,126.70	149,818.25	Quantity of 2 2004 Peterbilts

PACCAR	147,882.47	114,592.70	92,124.20	Kenworths

				Quantity of 2 2007 Peterbilts and
PACCAR #5780267			296,538.19	Quantity of 2 2004 Peterbilts
PACCAR #5783865			152,716.41	Quantity of 2 2004 Peterbilts

GMAC #9231	3,393.16	846.15

GMAC #9210	1,942.00	—		NA

	47,018,494.77	53,808,158.87	59,546,586.14

REI

BANK OF AMERICA	36,435,900.00	102,403,656.50	117,452,113.25	Oil & Gas Properties

LARCO

RIATA ENERGY	5,635,243.89	5,635,243.89	5,635,243.89	NA

RIAGRA

N/P REI	8,983,980.36	8,983,980.36	8,983,980.36	NA

JOHN DEERE	—	—	0.00	NA

	8,983,980.36	8,983,980.36	8,983,980.36

ROC

N/P REI	62,333.53	62,333.53	62,333.53	NA

PREMIUM ASSIGNMENT	6,108.00	—	0.00	NA

	68,441.53	62,333.53	62,333.53

PSEC

N/P REI	31,813,722.36	31,813,722.36	31,813,722.36	NA

PREMIUM ASSIGNMENT	71,336.64	38,566.48	30,967.38	Unsecured

	6/30/2006	9/30/2006	11/13/2006	Collateral
SUBORDINATED DEBT-REI	6,540,000.00	6,540,000.00	6,540,000.00	NA
SUBORDINATED DEBT-OUTSIDE	—

	38,425,059.00	38,392,288.84	38,384,689.74

PSPC

N/P REI	5,902,097.77	5,902,097.77	5,902,097.77	NA

HONDO

PACCAR	9,640.31	—	0.00	NA

TOTAL	158,155,110.59	231,433,495.27	252,299,546.99

LESS INTER-CO NOTES	69,895,414.97	70,520,414.97	70,520,414.97

TOTAL	88,259,695.62	160,913,080.30	181,779,132.02

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
Riata Energy, Inc. (d/b/a Sandridge Energy, Inc.)
1601 Northwest Expressway, Suite 1600
Oklahoma City, OK 73118
Attention: Matt McCann
Telephone: (405) 753-5600
Telecopier: (405) 753-5988
Electronic Mail: mmccann@sdrge.com
Website Address:       www.sandridgeenergy.com
U.S. Taxpayer Identification Number: 76-0002820
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-14
Dallas, TX 75202-3714
Attention: Tracy F. Mackie
Telephone: (214) 209-2154
Telecopier: (214) 290-9425
Account No.: 129-2000-883
Ref: SandRidge Energy, Inc.
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
231 South LaSalle Street
Mail Code: IL1-231-08-30
Chicago, IL 60697
Attention: Suzanne M. Paul
Telephone: (312) 923-1640
Telecopier: (877) 206-8435
Electronic Mail: suzanne.m.paul@bankofamerica.com

L/C ISSUER:
Bank of America, N.A.
Trade Operations
1000 West Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Tai Anh Lu
Telephone: (213) 481-7840
Telecopier: (213) 580-8442
Electronic Mail: tai_anh.lu@bankofamerica.com
SWING LINE LENDER:
Bank of America, N.A.
Bank of America Plaza
901 Main Street
Mail Code: TX1-492-14-14
Dallas, TX 75202-3714
Attention: Tracy F. Mackie
Telephone: (214) 209-2154
Telecopier: (214) 290-9425
Account No.: 129-2000-883
Ref: SandRidge Energy, Inc.
ABA# 026009593

SCHEDULE 10.06
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Riata Energy, Inc. (d/b/a SandRidge Energy, Inc.), a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
     ☐ A Borrowing of Committed Loans            ☐ A conversion or continuation of Loans

1.	On			(a Business Day).

2.	In the amount of $		.
.

3.	Comprised of		.
.
[Type of Committed Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of _____________ months.
     The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

RIATA ENERGY, INC.
(d/b/a SandRidge Energy, Inc.)

By:

Name:

Title:

Form of Committed Loan Notice

A-1

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                     , _____

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
     Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Riata Energy, Inc. (d/b/a SandRidge Energy, Inc.), a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests a Swing Line Loan:

1.	On	(a Business Day).

2.	In the amount of $		.
.
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

RIATA ENERGY, INC.
(d/b/a SandRidge Energy, Inc.)

By:

Name:

Title:

Form of Swing Line Loan Notice

B-1

EXHIBIT C
FORM OF NOTE

     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
Form of Note

C-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

RIATA ENERGY, INC.

(d/b/a SandRidge Energy, Inc.)

By:

Name:

Title:

Form of Note

C-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal or	Outstanding
			End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

Form of Note

C-3

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of November 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Riata Energy, Inc. (d/b/a SandRidge Energy, Inc.), a Texas corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
Form of Compliance Certificate

D-1

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     5. The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

RIATA ENERGY, INC.

(d/b/a SandRidge Energy, Inc.)

By:

Name:

Title:

Form of Compliance Certificate

D-2

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 (a) – Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDAX for four consecutive fiscal quarters ending on above date (“Subject Period”) (from Schedule 3)	$

	B.	Consolidated Fixed Charges for Subject Period:	$

	C.	Consolidated Fixed Charge Coverage Ratio (Line I.A ÷ Line I.B):	to 1

	D.	Minimum Required Consolidated Fixed Charge Coverage Ratio	2.5 to 1

II.	Section 7.11 (b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$

	B.	Consolidated EBITDAX for Subject Period (Line I.A.):	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1

	D.	Maximum Permitted Consolidated Leverage Ratio	4 to 1

III.	Section 7.11 (c) – Consolidated Current Ratio.

	A.	Consolidated Current Assets at Statement Date:	$

	B.	Consolidated Current Liabilities at Statement Date:	$

	C.	Consolidated Current Ratio (Line III.A ÷ Line III.B):	to 1

	D.	Minimum Required Consolidated Current Ratio:	1 to 1

Form of Compliance Certificate

D-3

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDAX
(in accordance with the definition of Consolidated EBITDAX
as set forth in the Agreement)

	Quarter	Quarter	Quarter	Quarter	Twelve Months
Consolidated	Ended	Ended	Ended	Ended	Ended
EBITDA

Consolidated Net Income

+ income or franchise taxes

+ interest expense

+ depreciation expense

+ amortization expense

+ exploration expense

+ non-cash loss on change in fair value of derivative instruments

+ other non-cash expenses

- non-cash gain on change in fair value of derivative instruments

- income tax credits

- interest income

- other non-cash income

= Consolidated EBITDAX
Form of Compliance Certificate

D-4

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims,

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[5]	Include all applicable subfacilities.
Form of Assignment and Assumption

E-1

malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of November 21, 2006 among Riata Energy, Inc. (d/b/a SandRidge Energy, Inc.) , the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest[s]:[6]

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
		Facility	Commitment/Loans	Commitment/Loans	Commitment/		CUSIP
Assignor[s][7]	Assignee[s][8]	Assigned[9]	for all Lenders[10]	Assigned	Loans[11]		Number
			$	$		%

			$	$		%

			$	$		%

[7.      Trade Date:                                          ]12

[6]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

[7]	List each Assignor, as appropriate.

[8]	List each Assignee, as appropriate.

[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
Form of Assignment and Assumption

E-2

Effective Date:                     , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:
[Consented to and]13 Accepted:
BANK OF AMERICA, N.A., as
  Administrative Agent, L/C Issuer and Swing Line Lender

By:
Title:
Consented to:14
RIATA ENERGY, INC.
(d/b/a SandRidge Energy, Inc.)

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
Form of Assignment and Assumption

E-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
[                    ]15
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section ___thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without

[15]	Describe Credit Agreement at option of Administrative Agent.
Annex A-1

reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement].
Annex A-2

EXHIBIT F
EXECUTION COPY
GUARANTY
dated as of November 21, 2006
from
THE GUARANTORS NAMED HEREIN
and
THE ADDITIONAL GUARANTORS REFERRED TO HEREIN
in favor of
THE GUARANTEED PARTIES REFERRED HEREIN

GUARANTY
          GUARANTY dated as of November 21, 2006 made by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Guaranteed Parties (as defined below).
          PRELIMINARY STATEMENT. Riata Energy Inc. (d/b/a SandRidge Energy Inc.), a Texas Corporation (the “Borrower”), is party to a Credit Agreement dated as of November 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”), L/C Issuer and Swing Line Lender. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Guaranteed Parties under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty. The Lenders, the Administrative Agent, the Swing Line Lender, the L/C Issuer and Lender Counterparties are herein called the “Guaranteed Parties”.
          NOW, THEREFORE, in consideration of the premises and in order to induce the Guaranteed Parties to enter into, and to make Loans and to issue Letters of Credit under, the Credit Agreement and to enter into Swap Contracts with Lender Counterparties from time to time, each Guarantor, jointly and severally with each other Guarantor, agrees as follows:
          Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party (such Obligations being the “Guaranteed Obligations”), and will pay any and all expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty, any other Loan Document or any Swap Contract with a Lender Counterparty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor and by its acceptance of this Guaranty the Administrative Agent and each other Guaranteed Party, confirm that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform

Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the Guarantors irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means law with respect to any proceeding of the type referred to in Section 8.01(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
          (c) If any payment shall be required to be made to any Guaranteed Party under this Guaranty or any other guaranty, then, subject to Section 4, each Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents and Swap Contracts with Lender Counterparties.
          Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents and Swap Contracts with Lender Counterparties, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party arising under the Loan Documents or otherwise with respect to any Loan or Letter of Credit or any Swap Contract with a Lender Counterparty, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any Swap Contract with a Lender Counterparty or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, of any other Loan Party under or in respect of the Loan Documents or Swap Contracts with Lender Counterparties, or any other amendment or waiver of or any consent to departure from any Loan Document or Swap Contract with a Lender Counterparty, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
          (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

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          (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party arising under the Loan Documents or otherwise with respect to any Loan or Letter of Credit or any Swap Contract with a Lender Counterparty or any other assets of any Loan Party or any of its Subsidiaries;
          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
          (f) any failure of any Guaranteed Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Guaranteed Party;
          (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
          (h) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Guaranteed Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had been due but not made at such time.
          Section 3. Waivers and Acknowledgments. (a) Each Guarantor unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor unconditionally and irrevocably waives:
     (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Guaranteed Party that in any manner impairs, reduces,

3

releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and
     (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage or other security agreement by non-judicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Guaranteed Parties against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor unconditionally and irrevocably waives any duty on the part of any Guaranteed Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Guaranteed Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and Swap Contracts with Lender Counterparties and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and it has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor.
          Section 4. Subrogation. Each Guarantor unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document or obligations under Swap Contracts with Lender Counterparties, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Guaranteed Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Swap Contracts with Lender Counterparties shall have expired or been terminated or cash collateralized to the satisfaction of the LC Issuer or the Lender Counterparty, as the case may be, and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of:

4

          (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty,
          (b) the irrevocable termination or expiration in whole of all Commitments and
          (c) the latest date of expiration or termination of all Letters of Credit and all Swap Contracts with Lender Counterparties, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents and the Swap Contracts with Lender Counterparties, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If:
     (i) any Guarantor shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations,
     (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash,
     (iii) all Commitments shall have been irrevocably terminated or shall have irrevocably expired in whole and
     (iv) all Letters of Credit and all Swap Contracts with Lender Counterparties shall have expired or been terminated or cash collateralized to the satisfaction of the LC Issuer or the Lender Counterparty, as the case may be, the Guaranteed Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment or other condition made by such Guarantor pursuant to this Guaranty.
          Section 5. Payments Free and Clear of Taxes, Etc.
          (a) Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document or Swap Contracts with Lender Counterparties shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the LC Issuer, or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and

5

(iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Without limiting the provisions of subsection (a) above, each Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Guarantor shall indemnify each Guaranteed Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes which (i) arise from any payment made hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (ii) are paid by such Guaranteed Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority but net of any foreign tax credit or the benefit of any deduction or other tax benefit determined in good faith by such Guaranteed Party to be attributable to the imposition of such Indemnified Tax. A certificate as to the amount of such payment or liability delivered in good faith to a Guarantor by a Guaranteed Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Guaranteed Party, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document or any Swap Contracts with Lender Counterparties shall deliver to such Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by a Guarantor or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Guarantor or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Guarantor or the Administrative Agent as will enable such Guarantor or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          (f) Without limiting the generality of the foregoing, in the event that a Guarantor is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under the Credit Agreement (and from time to time thereafter upon the request of the

6

Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          (g) If any Guaranteed Party determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Guarantor or with respect to which a Guarantor has paid additional amounts pursuant to this Section, it shall pay to such Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Guaranteed Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Guarantor, upon the request of such Guaranteed Party, agrees to repay the amount paid over to such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Guaranteed Party in the event Guaranteed Party is required to repay such refund to such Governmental Authority. This Guaranty shall not be construed to require any Guaranteed Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Guarantor or any other Person, and each Guaranteed Party shall make its determination under this subsection in its sole discretion.
          Section 6. Representations and Warranties. Each Guarantor makes each representation and warranty made in the Loan Documents and Swap Contracts with Lender Counterparties by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:
          (a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

7

          (b) Such Guarantor has, independently and without reliance upon any Guaranteed Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
          Section 7. Covenants. So long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Guaranteed Party shall have any Commitment or any Swap Contract with a Lender Counterparty shall be in effect, each Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents and Swap Contracts with Lender Counterparties on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.
          Section 8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be entered into in accordance with Section 10.01 of the Credit Agreement.
          (b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement and all other Guaranty Supplements.
          Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied, or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address in accordance with Section 10.02 of the Credit Agreement, if to the Administrative Agent or any other Guaranteed Party, at its address in accordance with Section 10.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively. Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart thereof.

8

          Section 10. No Waiver; Remedies. No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11. Right of Set-off. To secure the repayment of the Guaranteed Obligations, each Guarantor grants to each Guaranteed Party, and each of their respective Affiliates, a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Guaranteed Party, at common Law, under the Loan Documents and Swap Contracts with Lender Counterparties, or otherwise, and each of which shall be upon and against:
          (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Guarantor now or hereafter held or received by or in transit to any Guaranteed Party, from or for the account of such Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise,
          (b) any and all deposits (general or special, time or demand, provisional or final) of such Guarantor with any Guaranteed Party, or any of their respective Affiliates and
          (c) any other credits and claims of Borrower at any time existing against any Guaranteed Party, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Event of Default, each Guaranteed Party is authorized to foreclose upon, or to offset against the Guaranteed Obligations then due and payable (in either case without notice to such Guarantor), any and all items hereinabove referred to; irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty, any other Loan Document or any Swap Contracts with Lender Counterparties and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such items.
The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other..
          Section 12. Subordination. Each Guarantor subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 12:
          (a) Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan

9

Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (b) In any proceeding under any Bankruptcy Law relating to any other Loan Party, the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
          (c) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
          (d) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion:
     (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and
     (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall:
          (a) remain in full force and effect until it is released in accordance with the Credit Agreement,
          (b) be binding upon the Guarantor, its successors and assigns and
          (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their permitted successors, transferees and assigns.

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Without limiting the generality of clause (c) of the immediately preceding sentence, any Guaranteed Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) or Swap Contracts with Lender Counterparties to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Guaranteed Party herein or otherwise, in each case as and to the extent provided in Section 10.06 of the Credit Agreement in the case of Loans and Commitments or the applicable Swap Contract in the case of a Swap Contract. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Guaranteed Parties.
          Section 14. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.
          Section 15. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise:
          (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
          (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;
          (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof;
          (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Guaranty;
          (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and
          (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

11

References to any document, instrument, or agreement shall include:
     (i) all exhibits, schedules, and other attachments thereto, and
     (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof.
Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.
          Section 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACTS WITH LENDER COUNTERPARTIES, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR SWAP CONTRACT WITH A LENDER COUNTERPARTY SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

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THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY IN ANY COURT REFERRED TO IN SUBSECTION (b) ABOVE. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (I) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND (II) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH GUARANTOR (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT THE OTHER PARTIES TO THE LOAN DOCUMENTS AND SWAP CONTRACTS WITH LENDER COUNTERPARTIES HAVE BEEN INDUCED TO ENTER THEREIN BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY.

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          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first-above written.

NEG OIL & GAS LLC
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NATIONAL ONSHORE LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NATIONAL OFFSHORE LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

ROC GAS COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

LARIAT COMPRESSION COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

ALSATE MANAGEMENT AND INVESTMENT COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

INTEGRA ENERGY, L.L.C. By: Alsate Management and Investment Company, managing member

By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

PETROSOURCE ENERGY COMPANY, LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

PETROSOURCE PRODUCTION COMPANY, L.P.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NEG OPERATING LLC
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

SANDRIDGE HOLDINGS, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

Exhibit A
To The
Guaranty
FORM OF GUARANTY SUPPLEMENT
_________ __, ____
BANK OF AMERICA, N.A., as Administrative Agent
9 West 57th Street
New York, New York 10019
Credit Agreement dated as of November 21, 2006 among
Riata Energy Inc. (d/b/a SandRidge Energy Inc.) (the “Borrower”),
the Guaranteed Parties party to the Credit Agreement,
Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer
Ladies and Gentlemen:
          Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). Capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
          Section 1. Guaranty; Limitation of Liability. (a) The undersigned absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party (such Obligations being the “Guaranteed Obligations”), and will pay any and all expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty, any other Loan Document or any Swap Contract with a Lender Counterparty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) The undersigned, and by their acceptance of this Guaranty Supplement, the Administrative Agent and each other Guaranteed Party, confirm that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.
          (c) If any payment shall be required to be made to any Guaranteed Party under this Guaranty Supplement, the Guaranty or any other guaranty, then, subject to Section 4, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents and Swap Contracts with Lender Counterparties.
          Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first-above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.
          Section 3. Representations and Warranties. As of the date first-above written, the undersigned makes each representation and warranty set forth in Section 6 of the Guaranty to the same extent as each other Guarantor.
          Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
          Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN

SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY AGAINST THE UNDERSIGNED OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY IN ANY COURT REFERRED TO IN SUBSECTION (b) ABOVE. THE UNDERSIGNED IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THE GUARANTY. NOTHING IN THIS GUARANTY SUPPLEMENT OR THE GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) THE UNDERSIGNED IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (I) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY SWAP CONTRACT WITH A LENDER COUNTERPARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND (II) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. THE UNDERSIGNED (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT THE OTHER PARTIES TO THE LOAN DOCUMENTS AND SWAP CONTRACTS WITH LENDER COUNTERPARTIES HAVE BEEN INDUCED TO ENTER THEREIN BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS

SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]
By
Title:

EXHIBIT G
OPINION OF COUNSEL TO LOAN PARTIES

EXHIBIT H
EXECUTION COPY
SECURITY AGREEMENT
dated as of November 21, 2006
from
the Grantors referred to herein,
Grantors,
to
BANK OF AMERICA, N.A.,
as Administrative Agent

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Schedules

Schedule I	—	Location, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule II	—	Pledged Equity

Exhibits

Exhibit A	—	Form of Security Agreement Supplement
Exhibit B	—	Form of Deposit Account Control Agreement
Exhibit C	—	Form of Account Control Agreement (Deposit Account/Securities Account)
Exhibit D	—	Form of Securities Account Control Agreement
Exhibit E	—	Form of Intellectual Property Security Agreement
Exhibit F	—	Form of Intellectual Property Security Supplement

ii

SECURITY AGREEMENT
          SECURITY AGREEMENT dated as of November 21, 2006 made by RIATA ENERGY INC., a Texas corporation (d/b/a SandRidge Energy Inc.) (the “Borrower”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 18) (the Borrower, the Persons so listed and the Additional Grantors being collectively the “Grantors”), to BANK OF AMERICA, N.A.., as administrative agent (the “Administrative Agent”) for the Secured Parties (as hereinafter defined)).
PRELIMINARY STATEMENTS.
          (1) The Borrower has entered into the Credit Agreement dated as of November 21, 2006 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”).
          (2) As contemplated in the Credit Agreement, the Grantors owe, and may hereafter owe Obligations to Lender Counterparties. The Swap Contracts under which such Obligations are owed are herein called the “Lender Hedging Contracts”.
          (3) The Grantors are entering into this Agreement in order to grant to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).
          (4) Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Schedule II hereto and issued by the Persons named therein.
          (5) It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Secured Parties under the Credit Agreement and the entry into Lender Hedging Contracts from time to time, that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.
          (6) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents and the Lender Hedging Contracts.
          (7) Unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority. “Federal Book Entry Regulations” means (a)

the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.14 and § 357.41 through § 357.44 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.
          NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Parties to make Loans and issue Letters of Credit under the Credit Agreement and to induce the Secured Parties to ender into the Lender Hedging Contracts from time to time, each Grantor agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:
          Section 1. Grant of Security. Each Grantor grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):
     (a) all equipment in all of its forms, including all machinery, tools, motor vehicles, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including software that is embedded in and is part of the equipment (any and all such property being the “Equipment”);
     (b) all inventory in all of its forms, including:
     (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof,
     (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee) and
     (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, and all software related thereto, including software that is embedded in and is part of the inventory (any and all such property being the “Inventory”);
     (c) all chattel paper (including tangible chattel paper and electronic chattel paper), instruments (including promissory notes), deposit accounts, general intangibles (including payment intangibles and rights as administrative agent or other agent under any loan agreements relating to Pledged Debt (as defined below)) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or

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otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);
     (d) the following (the “Security Collateral”):
     (i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;
     (ii) all additional shares of stock and other Equity from time to time acquired by such Grantor in any manner (such shares and other Equity, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity and all subscription warrants, rights or options issued thereon or with respect thereto;
     (iii) all Indebtedness from time to time owed to such Grantor (such Indebtedness, the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and
     (iv) all other investment property (including all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;
     (e) the following (collectively, the “Account Collateral”):
     (i) all deposit accounts and all funds from time to time credited thereto, all interest, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds,

3

and all certificates and instruments, if any, from time to time representing or evidencing such deposit accounts;
     (ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Grantor, including those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and
     (iii) all interest, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then-existing Account Collateral;
     (f) the following (collectively, the “Intellectual Property Collateral”):
     (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto;
     (ii) all trademarks and service marks, together, in each case, with the goodwill symbolized thereby;
     (iii) all copyrights, whether registered or unregistered;
     (iv) all computer software, programs and databases;
     (g) all books and records (including customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and
     (h) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 1 and this clause (h)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including all commercial tort claims and (C) cash, provided that the following property is excluded from the foregoing security interests: (A) voting Equity Interests in any CFC, to the extent (but only to the extent) required to prevent the Collateral from including more than 66% of all voting Equity Interests in such CFC, (B) Equipment leased by a Grantor under a lease or otherwise financed pursuant to a purchase-money financing arrangement that prohibits the granting of a Lien on such Equipment, (C) any general intangible, investment property or other rights arising under any contract, instrument, license or other document or under any law, regulation, permit, order or decree of any Governmental Authority if (but only to the extent that) the grant of a security interest therein

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would constitute a violation of a legally effective restriction in respect of such general intangible, investment property or other rights in favor of a third party, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein are not negative pledge or similar undertakings in favor of a lender or other financial counterparty), (D) Equity Interests in Cholla Pipeline, LP, Integra Energy, L.L.C. and Sagebrush Pipeline, LLC unless and until any requisite consent of other holders of Equity Interests therein are obtained and (E) to the extent that (and only to the extent that) the grant of a security interest therein would constitute a material violation of applicable Law, any other property (any and all such excluded property being the “Excluded Personal Property”). Each Grantor shall, if requested to do so by the Administrative Agent, use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable with respect to Collateral which the Administrative Agent reasonably determines to be material.
          Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of any Loan Party (all such Obligations being the “Secured Obligations”).
          Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding:
     (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;
     (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral; and
     (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, any other Loan Document or any Lender Hedging Contract, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     Section 4. Delivery and Control of Security Collateral. (a) Subject to Section 4(i) below, all certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 10(a). In addition, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

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          (b) Subject to Section 4(i) below, with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause the issuer thereof either:
     (i) to register the Administrative Agent as the registered owner of such security or
     (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Administrative Agent.
With respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an uncertificated security, upon the request of the Administrative Agent, such Grantor will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder. Each Grantor that is the issuer of any Security Collateral or Pledged Equity belonging to another Grantor acknowledges the security interest granted hereunder in such Security Collateral and will take the actions described above in this subsection (b).
          (c) Subject to Section 4(i) below, with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement in which the Administrative Agent is not the entitlement holder, such Grantor will cause the securities intermediary with respect to such security entitlement either:
     (i) to identify in its records the Administrative Agent as the entitlement holder of such security entitlement against such securities intermediary or
     (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit C hereto (in the case of a combined Deposit Account and Securities Account) or Exhibit D hereto (in any other case) or otherwise in form and substance satisfactory to the Administrative Agent (such agreements together being the “Securities Account Control Agreements”).
          (d) Subject to Section 4(i) below, no Grantor will add any securities intermediary that maintains a Securities Account for such Grantor or open any new securities account with any then-existing securities intermediary unless:
     (i) the Administrative Agent shall have received at least 10 days’ prior written notice of such securities intermediary or such new securities account, and
     (ii) the Administrative Agent shall have received, in the case of a securities intermediary that is not the Administrative Agent, a Securities Account Control Agreement authenticated by such new securities intermediary and such Grantor, or a

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supplement to an existing Securities Account Control Agreement with such then-existing securities intermediary, covering such new securities account.
No Grantor shall terminate any securities intermediary or terminate any Securities Account, except that a Grantor may terminate a Securities Account, and terminate a securities intermediary with respect to such Securities Account if it gives the Administrative Agent at least 10 days’ prior written notice of such termination (and, upon such termination, Schedule V hereto shall be automatically amended to delete such securities intermediary and Securities Account).
          (e) Subject to Section 4(i) below, upon any termination by a Grantor of any Securities Account or any securities intermediary with respect thereto, such Grantor will immediately:
     (i) transfer all property held in such terminated Securities Account to another Securities Account, and
     (ii) notify all Obligors that were making payments to such Securities Account to make all future payments to another Securities Account, in each case so that the Administrative Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.
          (f) So long as no Event of Default shall have occurred and be continuing, each Grantor shall have sole right to direct the disposition of funds with respect to each of its Securities Accounts.
          (g) The Administrative Agent may transfer, direct the transfer of, or sell property credited to any Securities Account to satisfy the Grantor’s obligations under the Loan Documents and the Lender Hedging Contracts if an Event of Default shall have occurred and be continuing.
          (h) Upon the request of the Administrative Agent upon the occurrence and during the continuance of an Event of Default, such Grantor will notify each such issuer of Pledged Debt that such Pledged Debt is subject to the security interest granted hereunder.
          (i) Subsections (a) through (e) above shall not be applicable to any Collateral except Pledged Equity prior to the occurrence of an Event of Default.
          Section 5. Maintaining the Account Collateral. Upon the occurrence of an Event of Default,
          (a) Each Grantor will maintain all Account Collateral only with the Administrative Agent or with banks (the “Pledged Account Banks”) that have agreed, in a record authenticated by the Grantor, the Administrative Agent and the Pledged Account Banks, to:
     (i) comply with instructions originated by the Administrative Agent directing the disposition of funds in the Account Collateral without the further consent of the Grantor and

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     (ii) waive or subordinate in favor of the Administrative Agent all claims of the Pledged Account Banks (including claims by way of a security interest, lien or right of setoff or right of recoupment) to the Account Collateral, which authenticated record shall be substantially in the form of Exhibit C hereto (in the case of a combined Deposit Account and Securities Account) or of Exhibit B hereto (in any other case), or shall otherwise be in form and substance reasonably satisfactory to, and as negotiated in good faith by, the Administrative Agent (such agreements together being the “Account Control Agreements”), provided that each Grantor shall have up to 30 days following the date hereof to provide any such Account Control Agreement.
          (b) Each Grantor will promptly instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to a Deposit Account.
          (c) Except for any deposit account holding LC Collateral, no Grantor will add any bank that maintains a deposit account for such Grantor or open any new deposit account with any then existing Pledged Account Bank unless:
     (i) the Administrative Agent shall have received at least 10 days’ prior written notice of such additional bank or such new deposit account, and
     (ii) the Administrative Agent shall have received, in the case of a bank or Pledged Account Bank that is not the Administrative Agent, an Account Control Agreement authenticated by such new bank and such Grantor, or a supplement to an existing Account Control Agreement with such then existing Pledged Account Bank, covering such new deposit account.
No Grantor shall terminate any bank as a Pledged Account Bank or terminate any Account Collateral, except that a Grantor may terminate a Deposit Account, and terminate a bank as a Pledged Account Bank with respect to such Deposit Account if it gives the Administrative Agent at least 10 days’ prior written notice of such termination.
          (d) Upon any termination by a Grantor of any Deposit Account or any Pledged Account Bank with respect thereto, such Grantor will immediately:
     (i) transfer all funds held in such terminated Deposit Account to another Deposit Account, and
     (ii) notify all Obligors that were making payments to such Deposit Account to make all future payments to another Deposit Account, in each case so that the Administrative Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.
          (e) So long as no Event of Default shall have occurred and be continuing, each Grantor shall have sole right to direct the disposition of funds with respect to each of its Deposit Accounts.

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          (f) The Administrative Agent may, at any time and without notice to, or consent from, a Grantor transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Grantor’s obligations under the Loan Documents and Lender Hedging Contracts if an Event of Default shall have occurred and be continuing.
          (g) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall be authorized to send to each Pledged Account Bank a Notice of Exclusive Control as defined in and under any Account Control Agreement.
          Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:
     (a) Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I (as amended as provided in Section 10(a)). As of the Closing Date, such Grantor is located (within the meaning of Section 9-307 of the UCC), is the type of organization and is organized in the state or jurisdiction set forth in Schedule I (as amended as provided in Section 8(a)). The information set forth in Schedule I(as amended as provided in Section 8(a)) with respect to such Grantor is true and accurate in all respects. Such Grantor has not, within the prior five years, changed its name, location, chief executive office, place where it maintains its agreements, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I (as amended as provided in Section 8(a)) except as disclosed in Schedule I.
     (b) All Security Collateral consisting of certificated securities have been delivered to the Administrative Agent.
     (c) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or as permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Administrative Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.
     (d) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and in the case of corporate securities is fully paid and non-assessable. With respect to the Pledged Equity that is an uncertificated security, such Grantor has caused the issuer thereof either:
     (i) to register the Administrative Agent as the registered owner of such security or
     (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

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If such Grantor is an issuer of Pledged Equity, such Grantor confirms that it has received notice of such security interest.
     (e) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity of the issuers thereof indicated on Schedule II.
     (f) All filings and other actions (including (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and (B) actions necessary to perfect the Administrative Agent’s security interest with respect to Collateral evidenced by a certificate of ownership) necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral of such Grantor (subject to Permitted Liens), securing the payment of the Secured Obligations except as otherwise expressly contemplated hereby.
     (g) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for:
     (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor,
     (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect, or
     (iii) the exercise by the Administrative Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.
          Section 7. Further Assurances. (a) From time to time, at the expense of such Grantor, each Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor:
     (i) upon the occurrence of an Event of Default, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related

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Contract, and, at the reasonable request of the Administrative Agent, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Administrative Agent, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby;
     (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Administrative Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder;
     (iii) deliver and pledge to the Administrative Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank;
     (iv) take all action necessary to ensure that the Administrative Agent has control of Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC;
     (v) upon the occurrence of an Event of Default, at the reasonable request of the Administrative Agent, take all action to ensure that the Administrative Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; and
     (vi) deliver to the Administrative Agent evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.
          (b) Each Grantor authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, including one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Administrative Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
          (c) Each Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Administrative Agent may reasonably request, all in reasonable detail.
          Section 8. Post-Closing Changes; Collections on Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 6(a) without first

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giving at least 30 days’ prior written notice to the Administrative Agent and taking all action required by the Administrative Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Except for Permitted Liens, no Grantor will become bound by a security agreement authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without giving the Administrative Agent 30 days’ prior written notice thereof and taking all action required by the Administrative Agent to ensure that the perfection and first priority nature of the Administrative Agent’s security interest in the Collateral will be maintained. . Schedule I to this Agreement may be supplemented from time to time by the Grantors, or by Additional Grantors at the time of the change or addition of any Additional Grantor, by prior written notice (as provided herein or as provided in the Credit Agreement) to the Administrative Agent and from the date of such notice such Schedule shall be deemed automatically amended to reflect the information set forth in such notice.
          (b) Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided that the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including those set forth set forth in Section 9-607 of the UCC.
          Section 9. As to Intellectual Property Collateral. Subject to Section 9(c) below, with respect to its Intellectual Property Collateral, each Grantor will execute or otherwise authenticate an Intellectual Property Security Agreement, in substantially the form set forth in Exhibit E hereto or otherwise in form and substance satisfactory to the Administrative Agent, for recording the security interest granted hereunder to the Administrative Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.
          (b) Subject to Section 9(c) below, should any Grantor obtain an ownership interest in any item of the type set forth in Section 1(f) that is not on the date hereof a part of the Intellectual Property Collateral:
     (i) this Agreement shall automatically apply thereto, and
     (ii) any such item and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to this Agreement.

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          (c) This Section shall only be applicable upon the occurrence of an Event of Default.
Each Grantor shall give prompt written notice to the Administrative Agent identifying such items, and such Grantor shall execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an Intellectual Property Security Agreement Supplement substantially in the form of Exhibit F hereto or otherwise in form and substance satisfactory to the Administrative Agent covering such items, which supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such items.
          Section 10. Voting Rights; Dividends; Etc. (a) Except as set forth in subsection (b):
     (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.
Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents.
     (ii) The Administrative Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.
(b) Upon the occurrence and during the continuance of an Event of Default:
(i) All rights of each Grantor:
     (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 10(a)(i) shall, upon notice to such Grantor by the Administrative Agent, cease and
     (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 10(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

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     (ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 10(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).
     (iii) The Administrative Agent shall be authorized to send to each Securities Intermediary as defined in and under any Security Control Agreement a Notice of Exclusive Control as defined in and under such Security Account Control Agreement.
          Section 11. Additional Shares. Each Grantor will pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any additional Equity or other securities of each issuer of the Pledged Equity.
          Section 12. Administrative Agent Appointed Attorney-in-Fact. Each Grantor irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time , upon the occurrence and during the continuance of an Event of Default, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
     (a) to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to Section 6.07 of the Credit Agreement
     (b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
     (c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and
     (d) to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.
          Section 13. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 16.
          Section 14. The Administrative Agent’s Duties. (a) The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it

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hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          (b) Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more subagents for the Administrative Agent hereunder with respect to all or any part of the Collateral. If the Administrative Agent so appoints any such subagent with respect to any Collateral:
     (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such subagent, in addition to the Administrative Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor,
     (ii) such subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and
     (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such subagent;
provided that no such subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.
          Section 15. Remedies. If any Event of Default shall have occurred and be continuing:
     (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:
     (i) require each Grantor to, and each Grantor will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties;

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     (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable;
     (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and
     (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including:
     (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Collateral,
     (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and
     (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including those set forth in Section 9-607 of the UCC.
To the extent that notice of sale shall be required by law, at least 10 days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (b) Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 16) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with Section 8.03 of the Credit Agreement.
     (c) The Administrative Agent may, without notice to any Grantor, except as required by law and at any time or from time to time, charge, set-off and otherwise apply

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all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.
     (d) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Administrative Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.
     (e) The Grantors recognize that the Administrative Agent may deem it impracticable to effect a public sale of all or any part of the Security Collateral and that the Administrative Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. The Grantors acknowledge that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agree that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to delay sale of any such securities for the period of time necessary to permit the Issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended. Any offer to sell such securities that has been:
     (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under such Securities Act), or
     (ii) made privately in the manner described above to not less than 15 bona-fide offerees, shall be deemed to involve a “public disposition” for the purposes of Section 9.610(c) of the UCC (or any successor or similar, applicable statutory provision), notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that the Administrative Agent or any other Secured Party may, in such event, bid for the purchase of such securities.
          Section 16. Indemnity and Expenses. (a) Each Grantor shall indemnify Administrative Agent (and any sub-agent thereof), each Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any

17

Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Grantor arising out of, in connection with, or as a result of:
     (i) the execution or delivery of this Agreement, any other Loan Document, any Lender Hedging Contract or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby,
     (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, or
     (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Grantor, and regardless of whether any Indemnitee is a party thereto.
THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or if a Grantor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (b) Each Grantor will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Administrative Agent may incur in connection with:
          (i) the administration of this Agreement,
     (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor,
     (iii) the exercise or enforcement of any of the rights of the Administrative Agent or the other Secured Parties hereunder or
     (iv) the failure by such Grantor to perform or observe any of the provisions hereof.
          (c) To the fullest extent permitted by applicable law, no Grantor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other

18

Loan Document, any Lender Hedging Contract or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents, the Lender Hedging Contracts or the transactions contemplated hereby or thereby.
          Section 17. Subordination of Liens. Each Grantor confirms that: any and all Liens securing debts, liabilities and other Obligations owed to such Grantor by any other Loan Party (“Subordinated Liens”) shall be subordinate to any and all Liens under the Security Documents securing the Secured Obligations (“Senior Liens”) as if the Senior Liens were created, filed, recorded and otherwise perfected prior in time to the creation, filing, recording and other perfection of the Subordinated Liens, and
          (b) by reason of this Agreement, the Administrative Agent, for the benefit of the Secured Parties, has a perfected, first-priority Lien on each Subordinated Lien and the right, to the exclusion of any Grantor, to enforce, exercise remedies, grant waivers, release and take any and all other actions with respect to such Subordinated Lien.
          Section 18. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom shall in any event be effective unless the same shall be entered into in accordance with Section 10.01 of the Credit Agreement. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          (b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”):
     (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement, the other Loan Documents and the Lender Hedging Contracts to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and
     (ii) the supplemental schedules attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement the respective Schedule hereto, and the Administrative Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

19

          Section 19. Notices, Etc. All notices and other communications provided for hereunder shall be delivered in the manner provided in the Credit Agreement, in the case of the Borrower or the Administrative Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall be effective when and as provided in the Credit Agreement. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.
          Section 20. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall:
          (a) remain in full force and effect until the latest of:
               (i) the payment in full of all Secured Obligations,
               (ii) the termination or expiration of all Commitments and
               (iii) the termination or expiration of all Letters of Credit and all Lender Hedging Contracts with a Lender Counterparty,
     (b) be binding upon each Grantor, its successors and assigns and
     (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.
Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitment, the Loans owing to it and the Note or Notes, if any, held by it), to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as provided in the Credit Agreement.
          Section 21. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor or release of any Guaranty by a Grantor, in each case in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Administrative Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided that:
     (i) at the time of such request and such release no Event of Default shall have occurred and be continuing,

20

     (ii) such Grantor shall have delivered to the Administrative Agent, at least 10 Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may request and
     (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Administrative Agent when and as required under the Credit Agreement.
          (b) Upon the payment in full of all Secured Obligations, the termination or expiration of all Commitments and the termination or expiration of all Letters of Credit and all Lender Hedging Contracts, the security interest hereunder shall terminate and all rights to the Collateral shall revert to the Grantors.
          (c) Upon any termination of the security interests and/or release of Collateral as provided in this Section 21, the Administrative Agent will, at the expense of the applicable Grantor, execute and deliver to such Grantor such documents as it shall reasonably request to evidence the termination of such security interests or the release of such Collateral, as the case may be.
          Section 22. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise:
     (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
     (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;
     (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;
     (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

21

     (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and
     (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
References to any document, instrument, or agreement shall include:
     (i) all exhibits, schedules, and other attachments thereto, and
     (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof.
Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of such subdivision and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.
          Section 23. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.
          Section 24. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

22

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

RIATA ENERGY INC. (D/B/A SANDRIDGE ENERGY INC.)
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NEG OIL & GAS LLC
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NATIONAL ONSHORE LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NATIONAL OFFSHORE LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

ROC GAS COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

LARIAT COMPRESSION COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

ALSATE MANAGEMENT AND INVESTMENT COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

INTEGRA ENERGY, L.L.C.
By:	AREP Oil & Gas LLC, sole member

By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

PETROSOURCE ENERGY COMPANY, LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

PETROSOURCE PRODUCTION COMPANY, L.P.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

NEG OPERATING LLC
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

SANDRIDGE HOLDINGS, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

Schedule I to the
Security Agreement
LOCATION, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION
NUMBER

			Jurisdiction of	Organizational I.D.
Grantor	Location	Type of Organization	Organization	No.

Alsate Investment and Management Company	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Corporation	Texas	013132050

Integra Energy, L.L.C.	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Limited Liability Company	Texas	704537522

Lariat Compression Company	5432 N. Highway 1053, Fort Stockton, TX 79735	Corporation	Texas	131393100

NEG Oil & Gas LLC	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Limited Liability Company	Delaware	3889949

NEG Operating LLC	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Corporation	Delaware	3279526

National Offshore LP	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Limited Partnership	Delaware	3912597

National Onshore LP	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Limited Partnership	Delaware	3912600

PetroSource Energy Company, LP	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Limited Partnership	Texas	800463223

PetroSource Production Company, L.P.	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Limited Partnership	Texas	800417062

Riata Energy, Inc.	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Corporation	Texas	73245900

ROC Gas Company	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Corporation	Texas	123053800

Schedule I-1

			Jurisdiction of	Organizational I.D.
Grantor	Location	Type of Organization	Organization	No.

Sandridge Holdings, Inc.	1601 NW Expressway, Suite 1600, Oklahoma City, OK 73118	Corporation	Delaware	4250995

Schedule I-2

Schedule II to the
Security Agreement
PLEDGED EQUITY

					Percentage
					of
			Certificate	Number	Outstanding
Grantor	Issuer	Class of Equity	No(s)	of Shares	Shares
Alsate Management and Investment Company	Cup of the Day #1, LLC	Membership Interests	n/a	n/a	100%

Alsate Management and Investment Company	Chaparral Supply, LLC	Membership Interests	n/a	n/a	100%

Alsate Management and Investment Company	Transpecos Logging, LLC	Membership Interests	n/a	n/a	100%

Integra Energy, L.L.C.	Cholla Management, LLC	Membership Interests	n/a	n/a	100%

Lariat Compression Company	Symbol Energy, Inc.	Common Stock	1	100,000	100%

National Onshore LP	Galveston Bay Pipeline Company	Common stock	1	1,000	100%

National Onshore LP	Galveston Bay Processing Corporation	Common stock	1	1,000	100%

NEG Oil & Gas LLC	NEG Holding, LLC	Membership Interests	n/a	n/a	100%

NEG Oil & Gas LLC	Mid River, LLC	Membership Interests	n/a	n/a	100%

NEG Oil & Gas LLC	Offshore GP LLC	Membership Interests	n/a	n/a	100%

NEG Oil & Gas LLC	Offshore LP LLC	Membership Interests	n/a	n/a	100%

NEG Oil & Gas LLC	Onshore GP LLC	Membership Interests	n/a	n/a	100%

Schedule II-1

					Percentage
					of
			Certificate	Number	Outstanding
Grantor	Issuer	Class of Equity	No(s)	of Shares	Shares
NEG Oil & Gas LLC	Onshore LP LLC	Membership Interests	n/a	n/a	100%

NEG Operating LLC	NGX GP of Delaware LLC	Membership Interests	n/a	n/a	100%

NEG Operating LLC	NGX LP of Delaware LLC	Membership Interests	n/a	n/a	100%

NEG Operating LLC	Shana National LLC	Membership Interests	n/a	n/a	100%

PetroSource Energy Company, LP	PetroSource Production Company, L.P.	Limited Partnership Interests	n/a	n/a	99%

PetroSource Energy Company, LP	PSCO2, LP	Limited Partnership Interests	n/a	n/a	99%

Riata Energy, Inc.	Algerita Energy, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	Alsate Management and Investment Company	Common stock	1	100,000	100%

Riata Energy, Inc.	Black Bayou Exploration, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	Lariat Services, Inc.	Common stock	1	100,000	100%

Riata Energy, Inc.	Midcontinent Resources, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	PetroSource Energy Company, LP	Limited Partnership Interests	n/a	n/a	99%

Riata Energy, Inc.	PetroSource Energy Management, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	PSE Holdings, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	PSE Management, LLC	Membership Interests	n/a	n/a	100%

Schedule II-2

					Percentage
					of
			Certificate	Number	Outstanding
Grantor	Issuer	Class of Equity	No(s)	of Shares	Shares
Riata Energy, Inc.	Riagra Land & Cattle	Corporation	1	100,000	100%

Riata Energy, Inc.	Riata Drilling Company, Inc.	Common stock	1	100,000	100%

Riata Energy, Inc.	Riata Energy Operating, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	Riata Piceance, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	Riata Wolfcamp Management, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	ROC Gas Company	Common stock	1	100,000	100%

Riata Energy, Inc.	Sandridge Holdings, Inc.	Common Stock	1	100,000	100%

Riata Energy, Inc.	Sierra Madera Management, LLC	Membership Interests	n/a	n/a	100%

Riata Energy, Inc.	Sierra Madera CO2 Pipeline, Ltd.	Limited Partnership Interests	n/a	n/a	99%

Sandridge Holdings, Inc.	NEG Oil & Gas LLC	Membership Interests	n/a	n/a	100%

Schedule II-3

Exhibit A to the
Security Agreement
FORM OF SECURITY AGREEMENT SUPPLEMENT
[Date of Security Agreement Supplement]
BANK OF AMERICA, N.A.,
as the Administrative Agent for the
Secured Parties referred to in the
Credit Agreement referred to below
9 West 57th Street
New York, New York 10019
Riata Energy Inc. (d/b/a SandRidge Energy Inc.)
Ladies and Gentlemen:
          Reference is made to (i) the Credit Agreement dated as of November 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Riata Energy Inc. (d/b/a SandRidge Energy Inc.), the Lenders party thereto and Bank of America, N.A.., as Administrative Agent (together with any successor Administrative Agent appointed pursuant to the Credit Agreement, the “Administrative Agent”) and L/C Issuer and (ii) the Security Agreement dated as of November 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Administrative Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.
          SECTION 1. Grant of Security. The undersigned hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.
          SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of any Loan Party that are now or hereafter existing under or in respect of the Loan Documents and all Obligations of any Loan Party under Lender Hedging Contracts that are now or hereafter existing, in each case whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest,

A-1

premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.
          SECTION 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules to the respective Schedules to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct.
          SECTION 4. Representations and Warranties. The undersigned makes as of the date hereof each representation and warranty set forth in Section 6 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Grantor.
          SECTION 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.
          SECTION 6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, [NAME OF ADDITIONAL GRANTOR]
By
Title:

Address for notices:

A-2

Exhibit B to the
Security Agreement
FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
          ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                                         ,                                          , among                     , a ______ (the “Grantor”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and                     , a                      (“                    ”), as securities intermediary and depository bank (the “Account Holder”).
     PRELIMINARY STATEMENTS:
          (1) The Grantor has granted the Secured Party a security interest (the “Security Interest”) in the following accounts maintained by the Account Holder for the Grantor (each, an “Account” and collectively, the “Accounts”):
          [Insert account numbers and other identifying information.]
          (2) Terms defined in Article 9 of the Uniform Commercial Code in effect in the State of New York (“N.Y. Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 9.
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:
          SECTION 1. The Accounts. The Grantor and Account Holder represent and warrant to, and agree with, the Administrative Agent that:
     (a) The Account Holder maintains each Account for the Grantor, and funds held by the Account Holder for the account of the Grantor are, and will continue to be, credited to an Account in accordance with instructions given by the Grantor (unless otherwise provided herein).
     (b) To the extent that funds are credited to any Account, such Account is a deposit account; and to the extent that financial assets are credited to any Account, such Account is a securities account. The Account Holder is the bank with which each Account that is a deposit account is maintained. The Grantor is the Account Holder’s customer with respect to the Accounts.
     (c) Notwithstanding any other agreement to the contrary, the Account Holder’s jurisdiction with respect to each Account for purposes of the N.Y. Uniform Commercial Code is, and will continue to be for so long as the Security Interest shall be in effect, the State of New York.

     (d) The Grantor and Account Holder do not know of any claim to or interest in any Account or any property (including funds and financial assets) credited to any Account, except for claims and interests of the parties referred to in this Agreement.
          SECTION 2. Control by Administrative Agent. The Account Holder will comply with:
          (a) instructions directing disposition of the funds in any and all of the Accounts,
          (b) notifications that the Account Holder receives directing it to transfer funds in any and all of the Accounts, and
     (c) other directions concerning any and all of the Accounts, including directions to distribute to the Administrative Agent proceeds of any such transfer or interest or any and all of the Accounts
(any such instruction, notification or direction referred to in clause (a), (b) or (c) above being an “Account Direction”), in each case of clauses (a), (b) and (c) above originated by the Administrative Agent without further consent by the Grantor or any other Person.
          SECTION 3. Grantor’s Rights in Accounts.
          (a) Except as otherwise provided in this Section 3, the Account Holder will comply with Account Directions and other directions concerning each Account originated by the Grantor without further consent by the Administrative Agent.
          (b) Until the Account Holder receives a notice from the Administrative Agent that the Administrative Agent will exercise exclusive control over any Account (a “Notice of Exclusive Control” with respect to such Account), the Account Holder may distribute to the Grantor all interest and funds in such Account.
          (c) The Account Holder will not comply with any Account Direction originated by the Grantor that would require the Account Holder to make a free delivery of any funds or financial asset to the Grantor or any other Person.
          (d) If the Account Holder receives from the Administrative Agent a Notice of Exclusive Control with respect to any Account, the Account Holder will comply only with Account Directions originated by the Administrative Agent and will cease:
     (i) complying with Account Directions or other directions concerning such Account originated by the Grantor, and
     (ii) distributing to the Grantor interest and dividends on property (including funds and financial assets) in such Account.
          SECTION 4. Priority of Administrative Agent’s Security Interest. (a) The Account Holder:

     (i) subordinates to the Security Interest and in favor of the Administrative Agent any security interest, lien, or right of recoupment or setoff that the Account Holder may have, now or in the future, against any Account or property (including any funds and financial assets) credited to any Account, and
     (ii) agrees that it will not exercise any right in respect of any such security interest or lien or any such right of recoupment or setoff until the Security Interest is terminated, except that the Account Holder:
     (A) will retain its prior security interest and lien on property credited to any Account,
     (B) may exercise any right in respect of such security interest or lien, and
     (C) may exercise any right of recoupment or setoff against any Account, in the case of clauses (A), (B) and (C) above, to secure or to satisfy, and only to secure or to satisfy, payment:
     (I) for such property,
     (II) for its customary fees and expenses for the routine maintenance and operation of such Account, and
     (III) for the face amount of any items that have been credited to such Account but are subsequently returned unpaid because of uncollected or insufficient funds.
          (b) The Account Holder will not enter into any other agreement with any Person relating to Account Directions or other directions with respect to any Account.
          SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Account Holder will send copies of all statements and confirmations for each Account simultaneously to the Administrative Agent and the Grantor.
          (b) When the Account Holder knows of any claim or interest in any Account or any property (including funds and financial assets) credited to any Account other than the claims and interests of the parties referred to in this Agreement, the Account Holder will promptly notify the Administrative Agent and the Grantor of such claim or interest.
          SECTION 6. The Account Holder’s Responsibility. (a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Account Holder will not be liable to the Administrative Agent for complying with Account Directions or other directions concerning any Account from the Grantor that are received by the Account Holder before the Account Holder receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

          (b) The Account Holder will not be liable to the Grantor or the Administrative Agent for complying with a Notice of Exclusive Control or with an Account Direction or other direction concerning any Account originated by the Administrative Agent, even if the Grantor notifies the Account Holder that the Administrative Agent is not legally entitled to issue the Notice of Exclusive Control or Account Direction or such other direction unless the Account Holder takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.
          (c) This Agreement does not create any obligation of the Account Holder except for those expressly set forth in this Agreement and in Article 4 of the N.Y. Uniform Commercial Code. In particular, the Account Holder need not investigate whether the Administrative Agent is entitled under the Administrative Agent’s agreements with the Grantor to give an Account Direction or other direction concerning any Account or a Notice of Exclusive Control. The Account Holder may rely on notices and communications it believes given by the appropriate party.
          SECTION 7. Indemnity. The Grantor will indemnify the Account Holder, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Account Holder’s gross negligence or willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.
          SECTION 8. Termination; Survival. (a) The Administrative Agent may terminate this Agreement by notice to the Account Holder and the Grantor. If the Administrative Agent notifies the Account Holder that the Security Interest has terminated, this Agreement will immediately terminate.
          (b) The Account Holder may terminate this Agreement on 60 days’ prior notice to the Administrative Agent and the Grantor; provided that before such termination the Account Holder and the Grantor shall make arrangements to transfer the property (including all funds and financial assets) credited to each Account to another Account Holder that shall have executed, together with the Grantor, a control agreement in favor of the Administrative Agent in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Administrative Agent.
          (c) Sections 6 and 7 will survive termination of this Agreement.
          SECTION 9. Governing Law. This Agreement and each Account will be governed by the law of the State of New York. The Account Holder and the Grantor may not change the law governing any Account without the Administrative Agent’s express prior written agreement.
          SECTION 10. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.

          SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.
          SECTION 12. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Account Directions may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.
          SECTION 13. Binding Effect. This Agreement shall become effective when it shall have been executed by the Grantor, the Administrative Agent and the Account Holder, and thereafter shall be binding upon and inure to the benefit of the Grantor, the Administrative Agent and the Account Holder and their respective successors and assigns.
          SECTION 14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]
By
Name:
Title:

Address:

BANK OF AMERICA, N.A., as Administrative Agent
By
Name:
Title:

Address:

[NAME OF ACCOUNT HOLDER]
By
Name:
Title:

Address:

Exhibit C to the
Security Agreement
FORM OF ACCOUNT CONTROL AGREEMENT
(Deposit Account/Securities Account)
          ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                                         ,      , among                     , a                      (the “Grantor”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and                     , a                      (“                    ”), as securities intermediary and depository bank (the “Account Holder”).
PRELIMINARY STATEMENTS:
          (1) The Grantor has granted the Secured Party a security interest (the “Security Interest”) in the following accounts maintained by the Account Holder for the Grantor (each, an “Account” and collectively, the “Accounts”):
          [Insert account numbers and other identifying information.]
          (2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the State of New York (“N.Y. Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:
          SECTION 1. The Accounts. The Grantor and Account Holder represent and warrant to, and agree with, the Administrative Agent that:
     (a) The Account Holder maintains each Account for the Grantor, and all property (including all funds and financial assets) held by the Account Holder for the account of the Grantor are, and will continue to be, credited to an Account in accordance with instructions given by the Grantor (unless otherwise provided herein).
     (b) To the extent that funds are credited to any Account, such Account is a deposit account; and to the extent that financial assets are credited to any Account, such Account is a securities account. The Account Holder is (i) the bank with which each Account that is a deposit account is maintained and (ii) the securities intermediary with respect to financial assets held in any Account that is a securities account. The Grantor is (x) the Account Holder’s customer with respect to the Accounts and (y) the entitlement holder with respect to financial assets credited from time to time to any Account.
     (c) Notwithstanding any other agreement to the contrary, the Account Holder’s jurisdiction with respect to each Account for purposes of the N.Y. Uniform Commercial Code is, and will continue to be for so long as the Security Interest shall be in effect, the State of New York.

     (d) The Grantor and Account Holder do not know of any claim to or interest in any Account or any property (including funds and financial assets) credited to any Account, except for claims and interests of the parties referred to in this Agreement.
          SECTION 2. Control by Administrative Agent. The Account Holder will comply with:
          (a) all instructions directing disposition of the funds in any and all of the Accounts,
     (b) all notifications and entitlement orders that the Account Holder receives directing it to transfer or redeem any financial asset in any and all of the Accounts, and
     (c) all other directions concerning any and all of the Accounts, including directions to distribute to the Administrative Agent proceeds of any such transfer or redemption or interest or dividends on property in any and all of the Accounts
          (any such instruction, notification or direction referred to in clause (a), (b) or (c) above being an “Account Direction”), in each case of clauses (a), (b) and (c) above originated by the Administrative Agent without further consent by the Grantor or any other Person.
          SECTION 3. Grantor’s Rights in Accounts.
          (a) Except as otherwise provided in this Section 3, the Account Holder will comply with Account Directions and other directions concerning each Account originated by the Grantor without further consent by the Administrative Agent.
          (b) Until the Account Holder receives a notice from the Administrative Agent that the Administrative Agent will exercise exclusive control over any Account (a “Notice of Exclusive Control” with respect to such Account), the Account Holder may distribute to the Grantor all interest and regular cash dividends on property (including funds and financial assets) in such Account.
          (c) The Account Holder will not comply with any Account Direction originated by the Grantor that would require the Account Holder to make a free delivery of any funds or financial asset to the Grantor or any other Person.
          (d) If the Account Holder receives from the Administrative Agent a Notice of Exclusive Control with respect to any Account, the Account Holder will comply only with Account Directions originated by the Administrative Agent and will cease:
     (i) complying with Account Directions or other directions concerning such Account originated by the Grantor and
     (ii) distributing to the Grantor interest and dividends on property (including funds and financial assets) in such Account.

          SECTION 4. Priority of Administrative Agent’s Security Interest. (a) The Account Holder:
     (i) subordinates to the Security Interest and in favor of the Administrative Agent any security interest, lien, or right of recoupment or setoff that the Account Holder may have, now or in the future, against any Account or property (including any funds and financial assets) credited to any Account, and
     (ii) agrees that it will not exercise any right in respect of any such security interest or lien or any such right of recoupment or setoff until the Security Interest is terminated, except that the Account Holder:
          (A) will retain its prior security interest and lien on property credited to any Account,
          (B) may exercise any right in respect of such security interest or lien, and
          (C) may exercise any right of recoupment or setoff against any Account, in the case of clauses (A), (B) and (C) above, to secure or to satisfy, and only to secure or to satisfy, payment:
     (I) for such property,
     (II) for its customary fees and expenses for the routine maintenance and operation of such Account, and
     (III) for the face amount of any items that have been credited to such Account but are subsequently returned unpaid because of uncollected or insufficient funds.
          (b) The Account Holder will not enter into any other agreement with any Person relating to Account Directions or other directions with respect to any Account.
          SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Account Holder will send copies of all statements and confirmations for each Account simultaneously to the Administrative Agent and the Grantor.
          (b) When the Account Holder knows of any claim or interest in any Account or any property (including funds and financial assets) credited to any Account other than the claims and interests of the parties referred to in this Agreement, the Account Holder will promptly notify the Administrative Agent and the Grantor of such claim or interest.
          SECTION 6. The Account Holder’s Responsibility. (a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Account Holder will not be liable to the Administrative Agent for complying with Account Directions or other directions concerning any Account from the Grantor that are received by the Account Holder before the Account Holder receives and has a reasonable opportunity to act on a Notice of Exclusive Control.
          (b) The Account Holder will not be liable to the Grantor or the Administrative Agent for complying with a Notice of Exclusive Control or with an Account Direction or other direction concerning any Account originated by the Administrative Agent, even if the Grantor notifies the Account Holder that the Administrative Agent is not legally entitled to issue the Notice of Exclusive Control or Account Direction or such other direction unless the Account Holder takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.
          (c) This Agreement does not create any obligation of the Account Holder except for those expressly set forth in this Agreement and, in the case of any Account that is a securities account, in Part 5 of Article 8 of the N.Y. Uniform Commercial Code and, in the case of any Account that is a deposit account, in Article 4 of the N.Y. Uniform Commercial Code. In particular, the Account Holder need not investigate whether the Administrative Agent is entitled under the Administrative Agent’s agreements with the Grantor to give an Account Direction or other direction concerning any Account or a Notice of Exclusive Control. The Account Holder may rely on notices and communications it believes given by the appropriate party.
          SECTION 7. Indemnity. The Grantor will indemnify the Account Holder, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Account Holder’s gross negligence or willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.
          SECTION 8. Termination; Survival. (a) The Administrative Agent may terminate this Agreement by notice to the Account Holder and the Grantor. If the Administrative Agent notifies the Account Holder that the Security Interest has terminated, this Agreement will immediately terminate.
          (b) The Account Holder may terminate this Agreement on 60 days’ prior notice to the Administrative Agent and the Grantor; provided that before such termination the Account Holder and the Grantor shall make arrangements to transfer the property (including all funds and financial assets) credited to each Account to another Account Holder that shall have executed, together with the Grantor, a control agreement in favor of the Administrative Agent in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Administrative Agent.
          (c) Sections 6 and 7 will survive termination of this Agreement.
          SECTION 9. Governing Law. This Agreement and each Account will be governed by the law of the State of New York. The Account Holder and the Grantor may not change the law governing any Account without the Administrative Agent’s express prior written agreement.

          SECTION 10. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.
          SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.
          SECTION 12. Financial Assets. To the fullest extent permitted by applicable law, all property (other than funds) credited from time to time to any Account will be treated as financial assets under Article 8 of the N.Y. Uniform Commercial Code.
          SECTION 13. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Account Directions may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.
          SECTION 14. Binding Effect. This Agreement shall become effective when it shall have been executed by the Grantor, the Administrative Agent and the Account Holder, and thereafter shall be binding upon and inure to the benefit of the Grantor, the Administrative Agent and the Account Holder and their respective successors and assigns.
          SECTION 15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]
By
Name:
Title:

Address:

BANK OF AMERICA, N.A., as Administrative Agent
By
Name:
Title:

Address:

[NAME OF ACCOUNT HOLDER]
By
Name:
Title:

Address:

Exhibit D to the
Security Agreement
FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT
          CONTROL AGREEMENT dated as of _________, ___, among____________, a ____________ (the “Grantor”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), and ____________, a ____________ (“____________”), as securities intermediary (the “Securities Intermediary”).
PRELIMINARY STATEMENTS:
          (1) The Grantor has granted the Administrative Agent a security interest (the “Security Interest”) in account no. ____________ maintained by the Securities Intermediary for the Grantor (the “Account”).
          (2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the State of New York (“N.Y. Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:
          SECTION 1. The Account. The Grantor and Securities Intermediary represent and warrant to, and agree with, the Grantor and the Administrative Agent that:
     (a) The Securities Intermediary maintains the Account for the Grantor, and all property held by the Securities Intermediary for the account of the Grantor is, and will continue to be, credited to the Account.
     (b) The Account is a securities account. The Securities Intermediary is the securities intermediary with respect to the property credited from time to time to the Account. The Grantor is the entitlement holder with respect to the property credited from time to time to the Account.
     (c) The State of New York is, and will continue to be, the Securities Intermediary’s jurisdiction of organization for purposes of Section 8-110(e) of the UCC so long as the Security Interest shall remain in effect.
     (d) The Grantor and Securities Intermediary do not know of any claim to or interest in the Account or any property credited to the Account, except for claims and interests of the parties referred to in this Agreement.
          SECTION 2. Control by Administrative Agent. The Securities Intermediary will comply with all notifications it receives directing it to transfer or redeem any property in the Account (each an “Entitlement Order”) or other directions concerning the Account (including directions to distribute to the Administrative Agent proceeds of any such transfer or redemption or interest or dividends on property in the Account) originated by the Administrative Agent without further consent by the Grantor or any other person.
          SECTION 3. Grantor’s Rights in Account.
          (a) Except as otherwise provided in this Section 3, the Securities Intermediary will comply with Entitlement Orders originated by the Grantor without further consent by the Administrative Agent.
          (b) Until the Securities Intermediary receives a notice from the Administrative Agent that the Administrative Agent will exercise exclusive control over the Account (a “Notice of Exclusive Control”), the Securities Intermediary may distribute to the Grantor all interest and regular cash dividends on property in the Account.
          (c) The Securities Intermediary will not comply with any Entitlement Order originated by the Grantor that would require the Securities Intermediary to make a free delivery to the Grantor or any other person.
          (d) If the Securities Intermediary receives from the Administrative Agent a Notice of Exclusive Control, the Securities Intermediary will cease:
     (i) complying with Entitlement Orders or other directions concerning the Account originated by the Grantor and
     (ii) distributing to the Grantor interest and dividends on property in the Account.
          SECTION 4. Priority of Administrative Agent’s Security Interest. (a) The Securities Intermediary subordinates in favor of the Administrative Agent any security interest, lien, or right of setoff it may have, now or in the future, against the Account or property in the Account, except that the Securities Intermediary will retain its prior lien on property in the Account to secure payment for property purchased for the Account and normal commissions and fees for the Account.
          (b) The Securities Intermediary will not agree with any Person not party to this Agreement that the Securities Intermediary will comply with Entitlement Orders originated by such Person.
          SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a)The Securities Intermediary will send copies of all statements and confirmations for the Account simultaneously to the Grantor and the Administrative Agent.
          (b) When the Securities Intermediary knows of any claim or interest in the Account or any property credited to the Account other than the claims and interests of the parties referred to in this Agreement, the Securities Intermediary will promptly the Administrative Agent and the Grantor of such claim or interest.

          SECTION 6. The Securities Intermediary’s Responsibility. (a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Securities Intermediary will not be liable to the Administrative Agent for complying with Entitlement Orders or other directions concerning the Account from the Grantor that are received by the Securities Intermediary before the Securities Intermediary receives and has a reasonable opportunity to act on a Notice of Exclusive Control.
          (b) The Securities Intermediary will not be liable to the Grantor or the Administrative Agent for complying with a Notice of Exclusive Control or with an Entitlement Order or other direction concerning the Account originated by the Administrative Agent , even if the Grantor notifies the Securities Intermediary that the Administrative Agent is not legally entitled to issue the Notice of Exclusive Control or Entitlement Order or such other direction unless the Securities Intermediary takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.
          (c) This Agreement does not create any obligation of the Securities Intermediary except for those expressly set forth in this Agreement and in Part 5 of Article 8 of the N.Y. Uniform Commercial Code. In particular, the Securities Intermediary need not investigate whether the Administrative Agent is entitled under the Administrative Agent’s agreements with the Grantor or Administrative Agent to give an Entitlement Order or other direction concerning the Account or a Notice of Exclusive Control. The Securities Intermediary may rely on notices and communications it believes given by the appropriate party.
          SECTION 7. Indemnity. The Grantor will indemnify the Securities Intermediary, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Securities Intermediary’s gross negligence or willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.
          SECTION 8. Termination; Survival. (a) The Administrative Agent may terminate this Agreement by notice to the Securities Intermediary and the Grantor. If the Administrative Agent notifies the Securities Intermediary that the Security Interest has terminated, this Agreement will immediately terminate.
          (b) The Securities Intermediary may terminate this Agreement on 60 days’ prior notice to the Administrative Agent and the Grantor; provided that before such termination the Securities Intermediary and the Grantor shall make arrangements to transfer the property in the Account to another securities intermediary that shall have executed, together with the Grantor, a control agreement in favor of the Administrative Agent in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Administrative Agent.
          (c) Sections 6 and 7 will survive termination of this Agreement.

          SECTION 9. Governing Law. This Agreement and the Account will be governed by the law of the State of New York. The Securities Intermediary and the Grantor may not change the law governing the Account without the Administrative Agent’s express prior written agreement.
          SECTION 10. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.
          SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.
          SECTION 12. Financial Assets. To the fullest extent permitted by applicable law, all property credited from time to time to the Account will be treated as financial assets under Article 8 of the N.Y. Uniform Commercial Code.
          SECTION 13. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Entitlement Orders may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.
          SECTION 14. Binding Effect. This Agreement shall become effective when it shall have been executed by the Grantor, the Administrative Agent and the Securities Intermediary, and thereafter shall be binding upon and inure to the benefit of the Grantor, the Administrative Agent and the Securities Intermediary and their respective successors and assigns.
          SECTION 15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]
By
Title:

Address:

BANK OF AMERICA, N.A., as Administrative Agent
By
Title:

Address: 9 West 57th Street New York, New York 10019
[NAME OF SECURITIES INTERMEDIARY]
By
Title:

Address:

Exhibit E to the
Security Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated _________, ______, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
          WHEREAS, Riata Energy Inc. (d/b/a SandRidge Energy Inc.), a Texas Corporation, has entered into a Credit Agreement dated as of November 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Bank of America, N.A.., as Administrative Agent and L/C Issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, and the Secured Parties party thereto.
          WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Secured Parties under the Credit Agreement and the entry into Contracts with Lender Counterparties from time to time, each Grantor has executed and delivered that certain Security Agreement dated as of November 21, 2006 made by the Grantors to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”). Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.
          WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
          SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto;
     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby;
     (iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;
     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.
          SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Grantor under this Agreement secures the payment of all Obligations of any Loan Party that are now or hereafter existing under or in respect of the Loan Documents and all Obligations of any Loan Party that are now or hereafter existing under or in respect of the Lender Hedging Contracts, in each case whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.
          SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this Agreement.
          SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 5. Grants, Rights and Remedies. This Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]
By
Name:
Title:

Address for Notices:

[NAME OF GRANTOR]
By
Name:
Title:

Address for Notices:

Exhibit F to the
Security Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “Supplement”) dated _________, ______, is made by the Person listed on the signature page hereof (the “Grantor”) in favor of BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
          WHEREAS, Riata Energy Inc. (d/b/a SandRidge Energy Inc.), a Texas Corporation, has entered into a Credit Agreement dated as of November 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Bank of America, N.A.., as Administrative Agent and L/C Issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, and the Secured Parties party thereto.
          WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered the Security Agreement dated as of November 21, 2006 made by the Grantor and such other Persons to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and the Intellectual Property Security Agreement dated _________, ______(as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”). Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.
          WHEREAS, under the Security Agreement, the Grantor has granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:
          SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Additional Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto;
     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby;
     (iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto;
     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.
          SECTION 2. Supplement to Security Agreement. Schedule VI to the Security Agreement is, effective as of the date hereof, hereby supplemented to add to such Schedule the Additional Collateral.
          SECTION 3. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this Supplement secures the payment of Obligations of any Loan Party that are now or hereafter existing under or in respect of the Loan Documents and all Obligations of any Loan Party that are now or hereafter existing under or in respect of the Lender Hedging Contracts, in each case whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.
          SECTION 4. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this Supplement.
          SECTION 5. Grants, Rights and Remedies. This Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the Grantor has caused this Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]
By
Name:
Title:

Address for Notices:

EXHIBIT I
MORTGAGES
Appendix V to Form

I-1